Exhibit 10.2

MASTER PURCHASE AND SALE AGREEMENT

(Regarding the Sale and Purchase of 12 Hotels)

THIS MASTER PURCHASE AND SALE AGREEMENT (this “Master Purchase and Sale Agreement”) is made and entered into as of this 15th day of August, 2011 (the “Effective Date”), by and among LTD ASSOCIATES TWO, LLC, a Virginia limited liability company, LTD Associates ONE, LLC, a Virginia limited liability company, HHLP Dartmouth Two Associates, LLC, a Massachusetts limited liability company, HHLP Charlotte Associates, LLC, a North Carolina limited liability company, 994 ASSOCIATES, a Pennsylvania Limited Partnership, 3544 Associates, a Pennsylvania Limited Partnership, 2144 Associates – Sellinsgrove, a Pennsylvania Limited Partnership, HHLP Malvern Associates, a Pennsylvania Limited Partnership, 44 EDISON ASSOCIATES, LLC, a New Jersey limited liability company, HHLP Scranton Associates, LLC, a Pennsylvania limited liability company, HHLP Bethlehem Associates, LP, a Pennsylvania Limited Partnership, 44 LAUREL ASSOCIATES, LLC, a Maryland limited liability company (individually and collectively, the “Seller”), and SOF-VIII U.S. Hotel Co-Invest Holdings L.P., a Delaware limited partnership, or its designee (“Purchaser”).  Seller and Purchaser are sometimes referred to herein individually as a “Party” and, collectively, as the “Parties.”

WITNESSETH:

WHEREAS, Seller owns twelve (12) separate hotel facilities more particularly described on Exhibit A attached hereto (each a “Hotel” and, collectively, the “Hotels”);

WHEREAS, Seller and Purchaser desire that this Master Purchase and Sale Agreement shall govern the sale and conveyance of each and every Hotel; however, the sale and conveyance of each particular Hotel shall additionally be governed by the terms and conditions of an individual purchase and sale agreement (each, an “Individual Purchase and Sale Agreement”) to be entered into by and between the owner or owners of the particular Hotel (each of which is a “Seller” pursuant to this Master Purchase and Sale Agreement) and Purchaser, in substantially the form of Exhibit B attached hereto;

WHEREAS, entities affiliated with Hersha Hospitality Trust (the “Hersha Affiliates”) own six (6) separate hotel facilities more particularly described on Exhibit A to the Other Master Purchase and Sale Agreement (as hereinafter defined);

WHEREAS, the Hersha Affiliates have agreed to sell the foregoing eight (8) hotel facilities to Purchaser, and Purchaser has agreed to purchase such eight (8) hotel facilities from the Hersha Affiliates, on the terms and subject to the covenants and conditions set forth in that certain Master Purchase and Sale Agreement between the Hersha Affiliates, as the seller, and Purchaser, as the purchaser, dated on or about the date hereof (the “Other Master Purchase and Sale Agreement”); and

WHEREAS, Seller desires to sell each and every Hotel to Purchaser, and Purchaser desires to purchase each and every Hotel from Seller, on the terms and subject to the covenants and conditions hereinafter set forth.

NOW, THEREFORE, in consideration of the mutual covenants set forth in this Master Purchase and Sale Agreement, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Parties hereto, intending to be legally bound hereby, covenant and agree as follows:

ARTICLE I
DEFINITIONS

1.1           Definitions.  In addition to the terms defined above in the introduction and recitals to this Master Purchase and Sale Agreement, the following terms, when used in this Master Purchase and Sale Agreement, shall have the meanings set forth in this Section 1.1.

“Accounts Receivable” means all amounts which Seller is entitled to receive from the Business which is not paid as of the Closing, including, without limitation, charges for the use or occupancy of any guest, conference or banquet rooms or other facilities at the Hotel, any restaurant, bar or banquet services, or any other goods or services provided by or on behalf of Seller at the Hotel, but expressly excluding all (i) credit card charges, checks and other instruments which have been submitted for payment as of the Closing, and (ii) items of income otherwise prorated pursuant to Section 11.2 or Section 11.3.1 hereof.

“Acquisition Threshold” means, (i) with respect to this Master Purchase and Sale Agreement, the acquisition by Purchaser of at least 8 of the 12 Properties governed hereby and (ii) which respect to the Other Master Purchase and Sale Agreement, at least 4 of the 6 Properties governed thereby, as the same made be revised pursuant to Section 9.5 of the Other Master Purchase and Sale Agreement.

“Affiliate” means, with respect to any Person, any other Person that, directly or indirectly, (i) owns or controls fifty percent (50%) or more of the outstanding voting and/or equity interests of the Person, or (ii) controls, is controlled by or is under common control with, the Person.  For the purposes of this definition, the term “control” and its derivations means having the power, directly or indirectly, to direct the management, policies or general conduct of business of a Person, whether by the ownership of voting securities, contract or otherwise.

“Anti-Terrorism Laws” means Executive Order 13224 issued by the President of the United States, the USA PATRIOT Act, and all other Applicable Law addressing or in any way relating to terrorist acts and acts of war.

“Applicable Law” means (i) all statutes, laws, common law, rules, regulations, ordinances, codes or other legal requirements of any Governmental Authority, stock exchange, board of fire underwriters and similar quasi governmental authority, and (ii) any judgment, injunction, order or other similar requirement of any court or other adjudicatory authority, in effect at the time in question and in each case to the extent any Person or property is subject to the same.

“Assigned Operating Agreements” has the meaning set forth in Section 2.1.10 hereof.

“Assumed Liabilities” has the meaning set forth in Section 2.3 hereof.

“Beverage Services Agreement” has the meaning set forth in Section 8.3 hereof.

“Bookings” has the meaning set forth in Section 2.1.16 hereof.

“Books and Records” has the meaning set forth in Section 2.1.13 hereof.

“Business” means the lodging business and all activities related thereto conducted at the Hotel, including, without limitation, (i) the rental of any guest, conference or banquet rooms or other facilities at the Hotel, (ii) the operation of any restaurant, bar or banquet services at the Hotel, together with all other goods and services provided at the Hotel, (iii) the rental of any commercial or retail space to tenants at the Hotel, (iv) the maintenance and repair of the Real Property and tangible Personal Property comprising a part of the Hotel, (v) the employment of the Employees at the Hotel, and (vi) the payment of Taxes for the Hotel.

“Business Day” means any day other than a Saturday, Sunday or any federal legal holiday.

“Carlisle Environmental Due Diligence” has the meaning set forth in Section 4.1.7 hereof.

“Cash Consideration” means that portion of the Purchase Price to be paid by Purchaser to Seller, in the form of good and valid U.S. funds, at Closing, as the same is more particularly shown on Schedule 3.3.5 attached hereto.

“Cash Credit” has the meaning set forth in Section 3.2.4 hereof.

“Casualty” has the meaning set forth in Section 14.1 hereof.

“Closing” has the meaning set forth in Section 10.1 hereof.

“Closing Date” has the meaning set forth in Section 10.1 hereof.

“Closing Escrow” has the meaning set forth in Section 10.2 hereof.

“Closing Escrow Agreement” has the meaning set forth in Section 10.2 hereof.

“Closing Statement” has the meaning set forth in Section 11.1 hereof.

“Code” means the Internal Revenue Code of 1986, as amended from time to time, and any regulations, rulings and guidance issued by the Internal Revenue Service.

“Condemnation” has the meaning set forth in Section 14.2 hereof.

“Confidential Information” has the meaning set forth in Section 8.1.1 hereof.

“Contract” means, collectively, the Equipment Leases and the Assigned Operating Agreements.

“Cut-Off Time” has the meaning set forth in Section 11.2 hereof.

“Deed” has the meaning set forth in Section 10.3.1(b) hereof.

“Deposit” has the meaning set forth in Section 3.2.1 hereof.

“Due Diligence Contingency” has the meaning set forth in Section 4.1.1 hereof.

“Due Diligence Period” has the meaning set forth in Section 4.1.1 hereof.

“Deposit Escrow Agreement” has the meaning set forth in Section 3.2.2 hereof.

“Employees” means, at the time in question, all persons employed full time or part time at the Property by Seller.

“Employer” means the employer of the Employees.

“Environmental Claims” means all claims for reimbursement, remediation, abatement, removal, clean up, contribution, personal injury, property damage or damage to natural resources made by any Governmental Authority or other Person arising from or in connection with the (i) presence or actual or potential spill, leak, emission, discharge or release of any Hazardous Substances over, on, in, under or from the Hotel, or (ii) violation of any Environmental Laws with respect to the Hotel.

“Environmental Laws” means any Applicable Laws which regulate the manufacture, generation, formulation, processing, use, treatment, handling, storage, disposal, distribution or transportation, or an actual or potential spill, leak, emission, discharge or release of any Hazardous Substances, pollution, contamination or radiation into any water, soil, sediment, air or other environmental media, including, without limitation, (i) the Comprehensive Environmental Response, Compensation and Liability Act, (ii) the Resource Conservation and Recovery Act, (iii) the Federal Water Pollution Control Act, (iv) the Toxic Substances Control Act, (v) the Clean Water Act, (vi) the Clean Air Act, and (vii) the Hazardous Materials Transportation Act, and similar state and local laws, as amended as of the time in question.

“Environmental Liabilities” means all liabilities and obligations under any Environmental Laws arising from or in connection with the Hotel, including, without limitation, any obligations to manage, control, contain, remove, remedy, respond to, clean up or abate any actual or potential spill, leak, emission, discharge or release of any Hazardous Substances, pollution, contamination or radiation into any water, soil, sediment, air or other environmental media.

“Equipment Leases” has the meaning set forth in Section 2.1.9 hereof.

“Escrow Agent” means Royal Abstract Corp. of New Jersey, 500 Fifth Avenue, Suite 1540, New York, New York 10110, Attention: Mary Gleason-Kane.

“Excluded IT System” has the meaning set forth in Section 2.2.5 hereof.

“Excluded Property” has the meaning set forth in Section 2.2 hereof.

“Existing Financing” means the credit facilities and related documentation secured, without limitation, by a first-priority mortgage lien on the Properties described on Schedule 7.1.25 attached hereto and made a part hereof.

“F&B” has the meaning set forth in Section 2.1.6 hereof.

“FF&E” has the meaning set forth in Section 2.1.3 hereof.

“Franchise Agreement” means a license agreement between Franchisor and Purchaser with respect, without limitation, to the branding and operation of the Hotel.

“Franchisor” means the licensor under any Franchise Agreement entered into by Purchaser with respect to the Hotel.

“Function Revenues” has the meaning set forth in Section 11.2.12 hereof.

“Governmental Authority” means any federal, state or local government or other political subdivision thereof, including, without limitation, any Person exercising executive, legislative, judicial, regulatory or administrative governmental powers or functions, in each case to the extent the same has jurisdiction over the Person or property in question.

“Guest Ledger” means all charges accrued to the open accounts of any guests or customers at the Hotel as of the Cut-Off for the Hotel, the use or occupancy of any guest, conference or banquet rooms or other facilities at the Hotel, and any restaurant, bar or banquet services at or for the Hotel, or any other goods or services provided by or on behalf of Seller or Operating Tenant at the Hotel.

“Hazardous Substances” means any hazardous or toxic substances, materials or waste, whether in solid, semisolid, liquid or gaseous form, including, without limitation, asbestos, petroleum or petroleum by products and polychlorinated biphenyls.

“Hotel Guest Data and Information” means all guest or customer profiles, contact information (e.g., addresses, phone numbers, facsimile numbers and email addresses), histories, preferences and any other guest or customer information in any database of Seller or Operating Tenant, whether obtained or derived by Seller or Operating Tenant from guests or customers of the Hotel.

“Improvements” has the meaning set forth in Section 2.1.2 hereof.

“Indemnification Claim” has the meaning set forth in Section 15.6.1 hereof.

“Indemnification Deductible” has the meaning set forth in Section 15.4.2 hereof.

“Indemnification Loss” means, with respect to any Indemnitee, any actual (and not contingent) liability, damage, loss, cost or expense, including, without limitation, reasonable attorneys’ fees and expenses and court costs, incurred by the Indemnitee as a result of the act, omission or occurrence in question.

“Indemnitee” has the meaning set forth in Section 15.6.1 hereof.

“Indemnitor” has the meaning set forth in Section 15.6.1 hereof.

“Inspections” has the meaning set forth in Section 4.1.2 hereof.

“Intellectual Property” has the meaning set forth in Section 2.1.12 hereof.

“Inventoried Baggage” has the meaning set forth in Section 12.2 hereof.

“Inventoried Safe Deposit Boxes” has the meaning set forth in Section 12.1 hereof.

“IT System” has the meaning set forth in Section 2.1.5 hereof.

“Knowledge” means: (i) with respect Seller, the actual knowledge, without independent investigation, of William Walsh, Vice President, Asset Management, Ashish Parikh  and Jay Shah, and expressly excludes the knowledge of any other shareholder, partner, member, trustee, beneficiary, director, officer, manager, employee, agent or representative of Seller; and (ii) with respect to Purchaser, the actual knowledge, without independent investigation, of Suril Shah, and expressly excludes the knowledge of any other shareholder, partner, member, trustee, beneficiary, director, officer, manager, employee, agent or representative of Purchaser.  For the purposes of this definition, the term “actual knowledge” means, with respect to any person, the conscious awareness of such person at the time in question, and expressly excludes any constructive or implied knowledge of such person.

“Land” has the meaning set forth in Section 2.1.1 hereof.

“Lender” means, individually and collectively, the lender under and pursuant to the Existing Financing.

“Letter of Intent” means that certain letter of intent with an effective date of July 21, 2011, between Hersha Hospitality Trust, on behalf of Seller, and Purchaser, outlining the general terms of the transactions described in this Master Purchase and Sale Agreement.

“Liabilities” means any liabilities, obligations, damages, losses, costs and expenses of any kind or nature whatsoever, whether accrued or un-accrued, actual or contingent, known or unknown, foreseen or unforeseen, and unrelated to a breach of a Seller representation, warranty or covenant contained herein.

“Licenses and Permits” has the meaning set forth in Section 2.1.11 hereof.

“Liquor License” has the meaning set forth in Section 8.3 hereof.

“Material Casualty” has the meaning set forth in Section 14.1.1 hereof.

“Material Condemnation” has the meaning set forth in Section 14.2.1 hereof.

“Material Contract” means any Contract requiring aggregate annual payments in excess of TWENTY FIVE THOUSAND DOLLARS ($25,000) for any year during the term of the Contract after the Closing.

“Mutual Closing Conditions” has the meaning set forth in Section 9.1.1 hereof.

“New Survey Defect” has the meaning set forth in Section 5.3.3 hereof.

“New Title and Survey Election Notice” has the meaning set forth in Section 5.3.3 hereof.

“New Title and Survey Objection Notice” has the meaning set forth in Section 5.3.3 hereof.

“New Title and Survey Response Notice” has the meaning set forth in Section 5.3.3 hereof.

“New Title Exception” has the meaning set forth in Section 5.3.3 hereof.

“Notice” has the meaning set forth in Section 18.1.1 hereof.

“Operating Agreements” means all maintenance, repair, improvement, service and supply contracts, booking and reservation agreements, credit card service agreements, and all other agreements for goods or services which are held by or on behalf of Seller or Operating Tenant in connection with the Business, other than the Tenant Leases, Equipment Leases and Licenses and Permits, together with all deposits made or held by or on behalf of Seller or Operating Tenant thereunder.

“Operating Lease” means, individually and collectively, the lease agreement between Seller and Operating Tenant with respect to the Hotel.

“Operating Tenant” means, individually and collectively, the tenant under each Operating Lease.

“Ordinary Course of Business” means the ordinary course of business consistent with Seller’s and Operating Tenant’s, as applicable, past custom and practice for the Business, taking into account the facts and circumstances in existence from time to time.

“Permitted Exception” has the meaning set forth in Section 5.3.2 hereof.

“Person” means any natural person, corporation, general or limited partnership, limited liability company, association, joint venture, trust, estate, Governmental Authority or other legal entity, in each case whether in its own or a representative capacity.

“Personal Property” means the Property other than the Real Property.

“Plans and Specifications” has the meaning set forth in Section 2.1.14 hereof.

“Post Due Diligence Disclosure” has the meaning set forth in Section 18.17 hereof.

“Property” has the meaning set forth in Section 2.1 hereof.

“Property Improvement Plan” or “PIP” means, individually and collectively, the property improvement plan for the Hotel executed by Purchaser and Franchisor at or before the Closing.

“Property Level Estoppels” means each of the estoppel certificates described on the Schedule 9.2.1(H) attached hereto and made a part hereof, each in the form (i) required of the underlying ground lease, condominium association document or other Property level document or (ii) otherwise reasonably required by Purchaser.

“Proprietary Marks” has the meaning set forth in Section 2.2.2 hereof.

“Proprietary Property” has the meaning set forth in Section 2.2.2 hereof.

“Prorations” has the meaning set forth in Section 11.2 hereof.

“Purchase Price” has the meaning set forth in Section 3.1 hereof.

“Purchaser Closing Condition Failure” has the meaning set forth in Section 13.2 hereof.

“Purchaser Closing Conditions” has the meaning set forth in Section 9.2 hereof.

“Purchaser Closing Deliveries” has the meaning set forth in Section 10.3.2 hereof.

“Purchaser Default” has the meaning set forth in Section 13.3 hereof.

“Purchaser Documents” has the meaning set forth in Section 7.2.2 hereof.

“Purchaser Due Diligence Reports” has the meaning set forth in Section 4.1.4 hereof.

“Purchaser Indemnitees” means Purchaser and its Affiliates, and each of their respective shareholders, members, partners, trustees, beneficiaries, directors, officers and employees, and the successors, permitted assigns, legal representatives, heirs and devisees of each of the foregoing.

“Purchaser’s Inspectors” has the meaning set forth in Section 4.1.2 hereof.

“Real Property” has the meaning set forth in Section 2.1.2 hereof.

“Rehired Employees” has the meaning set forth in Section 8.4.1 hereof.

“Retail Merchandise” has the meaning set forth in Section 2.1.7 hereof.

“Retained Liabilities” has the meaning set forth in Section 2.4 hereof.

“Seller Closing Conditions” has the meaning set forth in Section 9.3.1 hereof.

“Seller Closing Deliveries” has the meaning set forth in Section 10.3.1 hereof.

“Seller Cure Period” has the meaning set forth in Section 13.2 hereof.

“Seller Default” has the meaning set forth in Section 13.1 hereof.

“Seller Documents” has the meaning set forth in Section 7.1.2 hereof.

“Seller Due Diligence Materials” has the meaning set forth in Section 4.1.3 hereof.

“Seller Indemnitees” means Seller, Operating Tenant, the Employer and their respective Affiliates, and each of their respective shareholders, members, partners, trustees, beneficiaries, directors, officers and employees, and the successors, permitted assigns, legal representatives, heirs and devisees of each of the foregoing.

“Seller’s Possession” means in the physical possession and/or control of or reasonably available to any officer or employee of Seller, Employer or Operating Tenant; provided, however, that any reference in this Master Purchase and Sale Agreement to Seller’s Possession of any documents or materials expressly excludes the possession of any documents or materials that (i) are legally privileged or constitute attorney work product, (ii) are subject to a confidentiality agreement or to Applicable Law prohibiting their disclosure by Seller, or (iii) constitute confidential internal assessments, reports, studies, memoranda, notes or other correspondence prepared by or on behalf of any officer or employee of Seller.

“Supplies” has the meaning set forth in Section 2.1.4 hereof.

“Survey Defects” has the meaning set forth in Section 5.3.1 hereof.

“Survival” has the meaning set forth in Section 15.1.1 hereof.

“Taxes” means any federal, state, local or foreign, real property, personal property, sales, use, room, occupancy, ad valorem or similar taxes, assessments, levies, charges or fees imposed by any Governmental Authority on Seller or Operating Tenant with respect to the Property or the Business, but expressly excluding any (i) interest, penalty or fine with respect thereto, (ii) federal, state, local or foreign income, capital gain, gross receipts, capital stock, franchise, profits, estate, gift or generation skipping tax, or (iii) transfer, documentary stamp, recording or similar tax, levy, charge or fee incurred with respect to the transactions described in this Master Purchase and Sale Agreement.

“Tenant Lease” has the meaning set forth in Section 2.1.8 hereof.

“Third-Party Claim” means, individually and collectively: (i) with respect to Seller Indemnitees, any claim, demand, lawsuit, arbitration or other legal or administrative action or proceeding against Seller Indemnitee by any Person which is not Purchaser or an Affiliate of Purchaser; and (ii) with respect to any Purchaser Indemnitee, any claim, demand, lawsuit, arbitration or other legal or administrative action or proceeding against Purchaser Indemnitee by any Person which is not Seller or an Affiliate of Seller.

“Title and Survey Side Letter” has the meaning set forth in Section 5.3.1 hereof.

“Title Commitments” has the meaning set forth in Section 5.1 hereof.

“Title Company” means the title insurance company specified as the “Title Company” in each of the respective Individual Purchase and Sale Agreements.

“Title Exceptions” has the meaning set forth in Section 5.3.1 hereof.

“Title Policy” has the meaning set forth in Section 5.4 hereof.

“Trade Payables” has the meaning set forth in Section 11.2.10 hereof.

“Unpermitted Exceptions” has the meaning set forth in Section 5.3.1 hereof.

“WARN Act” means the Worker’s Adjustment and Retraining Notification Act, 29 U.S.C. § 2101, et seq., as well as the rules and regulations thereto, set forth in 20 CFR 639, et seq., and any similar state and local laws, as amended from time to time, and any regulations, rules and guidance issued pursuant thereto.

“Warranties” has the meaning set forth in Section 2.1.15 hereof.

ARTICLE II
THE PROPERTY AND LIABILITIES

2.1           Description of the Property.  Subject to the terms set forth in this Master Purchase and Sale Agreement and the Individual Purchase and Sale Agreement, at Closing, Seller shall sell, convey, transfer, assign and deliver to Purchaser, and Purchaser shall purchase and accept from Seller the property and assets being conveyed, as more particularly set forth in this Section 2.1 below, but expressly excluding any Excluded Property (each, a “Property” or a “Hotel” and, collectively, the “Properties” or the “Hotels”):

2.1.1           Land. Each individual parcel of land described in Schedule 2.1.1 attached hereto, together with all appurtenant easements and any other rights and interests appurtenant thereto (collectively, the “Land”);

2.1.2           Improvements. All buildings, structures (surface and subsurface), parking areas and other improvements located on or affixed to the Land and all fixtures on the Land which constitute real property under Applicable Law (the “Improvements,” and together with the Land, the “Real Property”);

2.1.3           FF&E. All fixtures (other than those which constitute Improvements), furniture, furnishings, equipment, machinery, tools, vehicles, appliances, art work and other items of tangible personal property which are located at the Real Property and used exclusively in the Business, or ordered for future use at the Real Property, at Closing, other than the Supplies, IT System, F&B, Retail Merchandise, Books and Records and Plans and Specifications (the “FF&E”).

2.1.4           Supplies. All china, glassware and silverware, linens, uniforms, engineering, maintenance, cleaning and housekeeping supplies, matches and ashtrays, soap and other toiletries, stationery, menus, directories and other printed materials, and all other similar supplies and materials, in each case whether partially used, unused or held in reserve storage for future use, which are located at the Real Property or stored off-site or ordered for future use at the Real Property as of Closing thereon (the “Supplies”);

2.1.5           IT System. All computer hardware, telecommunications and information technology systems located at the Real Property or stored off-site, including all telephone exchanges located at the Real Property, and all computer software used at the Real Property, subject to the terms of the applicable license agreement, to the extent the same are transferable or the Parties obtain any consent necessary to effectuate such a transfer, but expressly excluding the Excluded IT System (the “IT System”);

2.1.6           Food and Beverage. All food and beverages (alcoholic and non-alcoholic) which are located at the Real Property or stored off-site, whether opened or unopened, or ordered for future use at the Real Property, as of the Closing, including, without limitation, all food and beverages located in the guest rooms, but expressly excluding any alcoholic beverages to the extent the sale or transfer of the same is not permitted under Applicable Law (the “F&B”);

2.1.7           Retail Merchandise. All merchandise located at the Real Property and held for sale to guests and customers of at the Real Property, or ordered for future sale at the Real Property or stored offsite, as of the Closing, including, without limitation, the inventory held for sale in any gift shop, pro shop or newsstand operated by or on behalf of Seller or Operating Tenant at the Real Property, but expressly excluding the F&B (the “Retail Merchandise”);

2.1.8           Tenant Leases. All leases, subleases, licenses, concessions and/or similar agreements granting to any other Person the right to use or occupy any portion of the Real Property, other than the Bookings, together with all security deposits held by or on behalf of Seller or Operating Tenant thereunder, to the extent the same and such security deposits are transferable or the Parties obtain any consent necessary to effectuate such a transfer (each, a “Tenant Lease” and, collectively, the “Tenant Leases”). The Tenant Leases are more particularly described on Schedule 2.1.8 attached hereto;

2.1.9           Equipment Leases. All leases and purchase money security agreements for any equipment, machinery, vehicles, furniture or other personal property located at the Hotel or stored off-site which are held by or on behalf of Seller or Operating Tenant and used exclusively in the Business, together with all deposits made by or on behalf of Seller or Operating Tenant, to the extent the same and such deposits are transferable or the Parties obtain any consent necessary to effectuate such a transfer (each, an “Equipment Lease” and, collectively, the “Equipment Leases”). The Equipment Leases are more particularly described on Schedule 2.1.9 attached hereto.

2.1.10           Assigned Operating Agreements. All Operating Agreements to the extent the same and the deposits held thereunder are transferable or the Parties obtain any consent necessary to effectuate such a transfer (each, an “Assigned Operating Agreement” and, collectively, the “Assigned Operating Agreements”);

2.1.11           Licenses and Permits. All licenses, permits, consents, authorizations, approvals, registrations and certificates issued by any Governmental Authority which are held by or on behalf of Seller or Operating Tenant, including, without limitation, the construction, use or occupancy of the Property or the Business, together with any deposits made by or on behalf of Seller or Operating Tenant, to the extent the same and such deposits are transferable or the Parties obtain any consent necessary to effectuate such a transfer (the “Licenses and Permits”);

2.1.12           Intellectual Property. All trademarks, trade names, service marks and other intellectual property rights owned or assignable by Seller (the “Intellectual Property”);

2.1.13           Books and Records. All books and records which relate exclusively to the Property or the Business, including, without limitation Hotel Guest Data and Information, but expressly excluding all documents and other materials which (i) are legally privileged or constitute attorney work product, (ii) are subject to an Applicable Law or a confidentiality agreement prohibiting their disclosure, or (iii) constitute confidential internal assessments, reports, studies, memoranda, notes or other correspondence prepared by or on behalf of any officer or employee of Seller, Operating Tenant or any of their Affiliates, including, without limitation, all (1) internal financial analyses, appraisals, tax returns, financial statements, and (2) corporate or other entity governance records (the “Books and Records”);

2.1.14           Plans and Specifications. All plans and specifications, blue prints, architectural plans, engineering diagrams and similar items located at the Hotel or in Seller’s possession which relate exclusively to the Hotel, to the extent the same are transferable (the “Plans and Specifications”);

2.1.15           Warranties. All warranties and guaranties held by or made for the benefit of Seller or Operating Tenant with respect to the Improvements or Personal Property situated at the Hotel owned or operated by Seller or Operating Tenant, to the extent the same are transferable or the Parties obtain any consent necessary to effectuate such a transfer (the “Warranties”); and

2.1.16           Bookings. All bookings and reservations for guest, conference and banquet rooms or other facilities the Property as of the Closing, together with all deposits held by or on behalf of Seller or Operating Tenant with respect to the Hotel (the “Bookings”).

2.2           Excluded Property.  Notwithstanding anything to the contrary in Section 2.1 above, the property, assets, rights and interests set forth in this Section 2.2 below (the “Excluded Property”) shall not be transferred, assigned or conveyed to Purchaser, and shall be excluded from the Property:

2.2.1           Cash. Except for deposits expressly included in Section 2.1 hereof, and except as otherwise expressly provided herein, all cash on hand or on deposit in any house bank, operating account or other account or reserve, including, without limitation, seasonal reserves and FF&E reserves, maintained in connection with the Business, together with any and all credit card charges, checks and other instruments which Seller or Operating Tenant has submitted for payment as of the Closing;

2.2.2           Proprietary Property. All (i) trademarks, trade names, service marks, symbols, logos and other intellectual property rights held by Seller, Operating Tenant or any of their Affiliates (the “Proprietary Marks”); (ii) signs and other fixtures and personal property at the Hotel which bears any of the Proprietary Marks; (iii) Seller’s or Operating Tenant’s internal management, operational, employee and similar manuals, handbooks and publications; (iv) Seller’s or Operating Tenant’s centralized systems and programs used in connection with the Business conducted by Seller or Operating Tenant, including, without limitation, the sales and marketing, guest program, and purchasing systems and programs; and (v) manager’s property (collectively, “Proprietary Property”);

2.2.3           Third-Party Property. Any fixtures, personal property or intellectual property owned by (i) the lessor under any Equipment Leases (subject to Purchaser’s rights under the Equipment Leases), (ii) the supplier, vendor, licensor or other party under any Operating Agreements or Licenses and Permits, (iii) the tenant under any Tenant Leases, (iv) any Employee, or (v) any guest or customer of the Hotel;

2.2.4           Excluded IT System. The computer hardware, telecommunications and information technology systems, and computer software set forth in Schedule 2.2.5 attached hereto (the “Excluded IT System”), which Seller shall have the right to remove from the Property at or prior to the Closing;

2.2.5           Operating Lease.  Each Operating Lease, which shall be terminated by Seller and Operating Tenant at the Closing without any liability to Purchaser; and

2.2.6.          Accounts Receivable. All Accounts Receivable (including the Guest Ledger) as of the Closing, as the same is more particularly set forth in Section 11.3 hereof.

2.3           Assumed Liabilities. From and after Closing, Purchaser shall assume (i) all Liabilities arising from, relating to or in connection with Tenant Leases, Equipment Leases, Assigned Operating Agreements, Contracts and Licenses and Permits, in each and all cases if and to the extent assumed in writing by Purchaser at Closing and such Liabilities are first arising or accruing from and after Closing, and, subject to Seller’s representations, warranties and covenants contained herein and in the conveyance documents, all Liabilities with respect to the condition of the Property (regardless of whether the condition existed prior to or exists after the Closing Date), including, without limitation, the design, construction, engineering, maintenance and repair or environmental condition of the Property (the “Assumed Liabilities”); provided, however, in no event shall Assumed Liabilities include any of the Retained Liabilities.

2.4           Retained Liabilities. From and after Closing, Seller shall retain all Liabilities first arising or accruing prior to Closing and Purchaser shall not have any Liabilities for: (i) the payment of any amounts due and payable or accrued but not yet due or payable prior to the Closing Date under the Tenant Leases, Equipment Leases, Contracts and Licenses and Permits, except to the extent Purchaser has received a credit for the Liabilities under Section 11.2 hereof; (ii) the payment of all Taxes due and payable or accrued but not yet due or payable prior to the Closing Date, except to the extent Purchaser has received a credit for the Taxes under Section 11.2 hereof; (iii) any claim for personal injury to or property damage suffered or alleged to be suffered by a Person at the Property which injury or damage occurred prior to the Closing Date, including, without limitation, the litigation disclosed on Schedule 7.1.7 attached hereto; and (iv) any other Liability of the owner of the Hotel accruing with respect to the Business and/or operation of the Hotel prior to the Cut-Off Time that is not covered under (i) – (iii) above (the “Retained Liabilities”).

2.5           All or Nothing Sale.  Except as otherwise expressly provided in this Master Purchase and Sale Agreement: (i) the sale of the Hotels shall be on an “all or nothing” basis; (ii) neither Seller nor Purchaser shall have the right, or the obligation, to exclude any Hotel from the transactions described in this Master Purchase and Sale Agreement; and (iii) any termination of this Master Purchase and Sale Agreement shall, at Seller’s option, constitute a termination of each and every, or any, Individual Purchase and Sale Agreement.

ARTICLE III
PURCHASE PRICE

3.1           Purchase Price.  The aggregate purchase price for the Properties is EIGHTY FOUR MILLION NINE HUNDRED THOUSAND DOLLARS ($84,900,000) (the “Purchase Price”), which shall be adjusted at Closing for the Prorations pursuant to Section 11.2 hereof, and as otherwise expressly provided in this Master Purchase and Sale Agreement.  The Parties acknowledge and agree that the Purchase Price is comprised of the sum of (i) the Existing Financing, and (ii) the Cash Consideration, as more particularly set forth on Schedule 3.3.5 attached hereto, as the same may be amended from time to time in accordance with the terms and conditions of this Master Purchase and Sale Agreement.

3.2           Deposit; Cash Credit.  On or before 5:00 p.m. (Eastern Time) on Friday, August 12, 2011, Purchaser shall deposit with Escrow Agent a deposit in the amount of TWO MILLION FIVE HUNDRED THOUSAND DOLLARS ($2,500,000) (including all interest which may accrue thereon, the “Deposit”). The Deposit (together with all interest accrued thereon) (or that portion of the Deposit (and interest earned therein) in the case of a termination of an Individual Purchase and Sale Agreement) shall be promptly refunded to Purchaser if Purchaser elects to terminate, and properly terminates, this Master Purchase and Sale Agreement (or such Individual Purchase and Sale Agreement) as a result of a default by Seller hereunder (or thereunder), pursuant to any other rights of termination by Purchaser (or by Seller pursuant to a failure of a Seller Closing Condition described in Section 9.3(F) and (G) contained in and permitted by this Master Purchase and Sale Agreement (or such Individual Purchase and Sale Agreement) in accordance with the applicable provisions hereof (or thereof).

3.2.1           Escrow of Deposit.  The Deposit shall be held by Escrow Agent, in escrow, pursuant to the terms and provisions set forth and contained in this Master Purchase and Sale Agreement.

3.2.2           Investment of Deposit.  At the direction of Purchaser, Escrow Agent shall invest the Deposit in:

(i)           obligations of the United States government, its agencies or independent departments;

(ii)           certificates of deposit issued by a  banking institution whose principal office in New York City, San Francisco, or Los Angeles, with assets in excess of $1 billion; or

(iii)          an interest-bearing account of a banking institution whose principal office is in New York City, San Francisco, or Los Angeles, with assets in excess of $1 billion.

No investment of the Deposit shall have a maturity date beyond the Closing Date (as defined in Section 10.1.  Any interest earned on the Deposit shall be credited and delivered to the party receiving the Deposit, provided, however, that if the transaction closes, at Closing any interest earned on the Deposit shall be credited to Purchaser by applying the same against the Purchaser Price.

3.2.3           Disbursement of Deposit to the Seller.  Escrow Agent shall disburse the Deposit to the Parties in accordance with the terms and conditions of this Master Purchase and Sale Agreement.  At Closing, the portion of the Deposit allocable to the Property subject to the Closing shall be credited against the Purchase Price payable for the Property which is subject to the Closing.  This Section 3.2 shall survive the initial Closing and all subsequent Closings hereunder, as well as the termination of this Master Purchase and Sale Agreement.

3.2.4           Cash Credit.  At Closing pursuant to this Master Purchase and Sale Agreement and the Other Master Purchase and Sale Agreement, Purchaser shall receive a credit to the Purchase Price equal to the sum of SIX MILLION DOLLARS ($6,000,000), in the aggregate, which amount shall be allocated among the Properties, and credited against the Purchase Price, at Closing, in the amounts set forth on Schedule 3.3.5 attached hereto and to the Other Master Purchase and Sale Agreement.  Without limitation of the foregoing, it is agreed that Purchaser shall have no right, claim or title in or to any Cash Credit allocable to any Property which Property is not purchased by Purchaser pursuant to this Master Purchase and Sale Agreement for any reason whatsoever.

3.3           Payment of Purchase Price.

3.3.1           Payment at Closing. At Closing, Purchaser shall pay to the Seller an amount equal to a portion of the Purchase Price, as set forth on Schedule 3.3.5 attached hereto, as adjusted pursuant to Section 3.1 hereof, less the portion of the Deposit and the Cash Credit, as set forth on Schedule 3.3.5 attached hereto, disbursed to the Seller.  The Purchaser shall cause the wire transfer of a portion of the Cash Consideration, as set forth on Schedule 3.3.5 attached hereto, to be received by Escrow Agent no later than 5:00 p.m. (Eastern Time) on the Closing Date.

3.3.2           Existing Financing. Purchaser shall acquire title to the Hotels subject to the Existing Financing.  At Closing, the amount of the then outstanding principal balance of the Existing Financing shall be applied and credited toward payment of the Purchase Price.

3.3.3           Credit of Deposit; Cash Credit.  At Closing, the amount of the Deposit and Cash Credit allocated to the Property in accordance with Schedule 3.3.5 hereof shall be applied and credited toward payment of the Purchase Price.

3.3.4           Method of Payment. All amounts to be paid by Purchaser to the Seller pursuant to this Master Purchase and Sale Agreement shall be paid by wire transfer of immediately available U.S. federal funds.

3.3.5           Allocation of Purchase Price, Cash Consideration, Deposit and Cash Credit.  The Parties hereby agree that the Purchase Price, Cash Consideration, Deposit and Cash Credit shall be allocated among the Properties as set forth in Schedule 3.3.5 attached hereto.  The Parties acknowledge and agree that the Purchase Price allocations set forth in Schedule 3.3.5 attached hereto represents an arm’s length agreement based on the Parties’ best judgment as to the fair market value of each Property.  The Parties shall file all federal, state and local tax returns and related tax documents, consistent with the allocations set forth in Schedule 3.3.5 attached hereto, as the same may be adjusted pursuant to ARTICLE XI or any other provision in this Master Purchase and Sale Agreement.

ARTICLE IV
CONTINGENCIES

4.1           Due Diligence.

4.1.1          Due Diligence Contingency. Subject to the Purchaser’s rights with respect to the Carlisle Environmental Due Diligence described in Section 4.1.7 below, Purchaser shall have had the period from Friday, July 22, 2011 until 5:00 p.m. (Eastern Time) on Friday, August 12, 2011 (the “Due Diligence Period”) to perform its due diligence review of the Property and all matters related thereto which Purchaser deems advisable, including, without limitation, any engineering, environmental (other than the Carlisle Environmental Due Diligence), title, survey, financial, operational and legal compliance matters relating to the Property. If Purchaser, in its sole discretion, is not satisfied with the results of its due diligence review of the Property for any reason or no reason at all, Purchaser shall have the right to terminate this Master Purchase and Sale Agreement by providing written notice to Seller prior to the expiration of the Due Diligence Period (the “Due Diligence Contingency”). Upon termination of this Master Purchase and Sale Agreement pursuant to this Section 4.1.1, the Parties shall have no further rights or obligations under this Master Purchase and Sale Agreement, except those which expressly survive the termination of this Master Purchase and Sale Agreement in accordance with the terms hereof. If Purchaser fails to notify Seller, in writing, on or before the expiration of the Due Diligence Period, that Purchaser does not want this Master Purchase and Sale Agreement to terminate upon the expiration of the Due Diligence Period, then, Purchaser shall be deemed to have elected to terminate this Master Purchase and Sale Agreement. If Purchaser terminates (or is deemed to have terminated) this Master Purchase and Sale Agreement pursuant to this Section 4.1.1, the Deposit (and all interest earned thereon) shall be promptly returned to Purchaser, without the need for notice from, by or on behalf of Purchaser or Seller.

4.1.2           Due Diligence Inspections. Purchaser shall have the right through Closing to perform such examinations, tests, investigations and studies of the Property (the “Inspections”) as Purchaser deems advisable in its sole and absolute discretion, in accordance with this Section 4.1.2. Purchaser may conduct the Inspections with its officers, employees, contractors, consultants, agents or representatives (the “Purchaser’s Inspectors”); provided, however, that Purchaser shall cause Purchaser’s Inspectors to comply with the provisions regarding Confidential Information set forth in Section 8.1 hereof.  Seller shall provide reasonable access to the Property for Purchaser’s Inspectors to perform the Inspections; provided, however, that: (i) Purchaser shall provide Seller with at least twenty four (24) hours’ prior notice of each of the Inspections; (ii) an employee, agent or representative of Seller may accompany Purchaser on any such Inspections; (iii) the Inspections shall be conducted by Purchaser’s Inspectors during normal business hours; (iv) Purchaser’s Inspectors shall not, except in connection with the Carlisle Environmental Due Diligence, perform any drilling, coring or other invasive testing, without Seller’s prior written consent, which consent shall not be unreasonably withheld; (v) Purchaser’s right to perform the Inspections shall be subject to the rights of tenants, guests and customers at the Hotel; and (vi) the Inspections shall not unreasonably interfere with the Business, and Purchaser’s Inspectors shall comply with Seller’s reasonable requests with respect to the Inspections to minimize such interference.

4.1.3           Seller Due Diligence Materials.  Purchaser acknowledges and agrees that Seller has provided to Purchaser, and Purchaser has received from Seller, all due diligence materials in Seller’s Possession relating to the Property which were requested by Purchaser.  All documents and materials provided by Seller to Purchaser pursuant to the Letter of Intent or this Master Purchase and Sale Agreement, together with any copies or reproductions of such documents or materials, or any summaries, abstracts, compilations or other analyses made by or for Purchaser based on the information in such documents or materials, are referred to collectively herein as the “Seller Due Diligence Materials”).

4.1.4           Purchaser’s Due Diligence Reports. If the Closing does not occur for any reason, then, Seller shall have the right (but not the obligation) upon written request to Purchaser, to purchase from Purchaser all studies, reports and assessments prepared by any Person for or on behalf of Purchaser (other than any internal studies, reports and assessments prepared by any of Purchaser’s employees, attorneys or accountants) in connection with the Inspections (the “Purchaser Due Diligence Reports”); provided, however, that Seller agrees to pay to Purchaser the amount expended by Purchaser, as reasonably documented by Purchaser, for the Purchaser Due Diligence Reports.  If the Purchaser Due Diligence Reports are provided to Seller, the Purchaser Due Diligence Reports so provided shall nevertheless be and remain subject to the rights of the parties who prepared the same and without any representation or warranty of any kind or nature as to the truth, accuracy or completeness of any of Purchaser’s Due Diligence Reports. If requested by Seller, Purchaser shall use commercially reasonable efforts to obtain an original of Purchaser Due Diligence Reports for Seller, together with a reliance letter in favor of Seller from the Person who prepared Purchaser Due Diligence Reports; provided, however, that Seller shall pay for any fees, costs or expenses charged by the Person for the original Purchaser Due Diligence Reports and/or reliance letters.  Nothing herein shall be deemed to obligate Seller to purchase the Purchaser Due Diligence Reports from Purchaser.

4.1.5           Release and Indemnification. Purchaser (for itself and all Purchaser Indemnitees) hereby releases Seller Indemnitees for any Indemnification Loss incurred by any Purchaser Indemnitee arising from or in connection with the Inspections (including, without limitation, any liens placed on the Property, including any Excluded Property, caused by or at the direction of Purchaser), except to the extent resulting from Seller’s or any Seller Indemnitees’ negligent act or omission or breach by Seller of this Master Purchase and Sale Agreement. Purchaser shall defend, indemnify and hold harmless Seller Indemnitees in accordance with ARTICLE XV hereof from and against any Indemnification Loss incurred by Seller Indemnitees arising from or in connection with the Inspections. Purchaser's foregoing obligations shall not include any obligation or duty whatsoever with respect to Indemnification Loss (including Indemnification Loss that the Property has declined in value) arising out of, resulting from or incurred in connection with (i) any pre-existing conditions at the Property, including, without limitation, the discovery or presence of any Hazardous Substances, (ii) the negligent act or omission of Seller or any Seller Indemnitee, (iii) breach of this Master Purchase Agreement by Seller, or (iv) the results or findings of any tests or analyses of Purchaser's environmental or other investigation of the Property. Upon Seller’s request, Purchaser, at its cost and expense, shall repair any damage to the Property, including any Excluded Property, arising from or in connection with the Inspections, and restore the Property, including any Excluded Property, to substantially the same condition as existed prior to the Inspections, or replace the Property or such third party, including the Excluded Property, with property of substantially the same quantity and quality. This Section 4.1.5 shall survive the termination of this Master Purchase and Sale Agreement.

4.1.6           Insurance.  Prior to commencing any Inspections, Purchaser shall provide to Seller a certificate of insurance, in form and substance reasonably satisfactory to Seller, evidencing that Purchaser maintains commercial general liability insurance in an amount no less than TWO MILLION DOLLARS ($2,000,000) per occurrence, with an insurance company with a Best’s rating of no less than A-VIII, insuring Purchaser against its indemnification obligations under Section 4.1.4 hereof and naming Seller as an additional insured thereunder.  Purchaser’s maintenance of the insurance policies shall not release or limit Purchaser’s indemnification obligations under Section 4.1.5 hereof.

4.1.7           Carlisle Environmental Due Diligence.  Notwithstanding the Due Diligence Period described in Section 4.1.1 above, Purchaser and Purchaser’s consultants shall have the right, from the Effective Date through and including 5:00 p.m. (Eastern) on Friday, September 9, 2011 (the “Carlisle Environmental Contingency Date”), to conduct Phase I and Phase II environmental due diligence on the Hotel Property commonly referred to as the Hampton Inn at 7 Hampton Court, Carlisle, PA (the “Carlisle Environmental Due Diligence”).  The Purchaser’s right to conduct the Carlisle Environmental Due Diligence shall include the right to perform drilling, coring or other invasive testing, subject to all of the other terms and provisions contained in this Section 4.1, in the locations on the Property reasonably recommended by Purchaser’s environmental consultants.  Notwithstanding the waiver by Purchaser of its Due Diligence Contingency on or prior to the expiration of the Due Diligence Period described above, Purchaser shall have the right, by delivery of written notice delivered to Seller on or prior to the Carlisle Environmental Contingency Date, to object to the Carlisle Environmental Due Diligence and to terminate the Individual Purchase and Sale Agreement governing the Carlisle Hotel Property and to obtain a return of the Deposit allocable to the Carlisle Hotel Property.  Failure by Purchaser to provide such written notice of termination on or prior to the Carlisle Environmental Contingency Date shall be deemed Purchaser’s approval of the Carlisle Environmental Due Diligence and waiver of the Due Diligence Contingency related thereto

4.2           Lender Approval Contingency.  The Parties acknowledge and agree that the transactions contemplated by this Master Purchase and Sale Agreement for each Property are contingent upon Purchaser obtaining the Lender approval for Purchaser to assume the Existing Financing with respect to each Property which is subject to Existing Financing, pursuant to loan assumption documents in form and substance reasonably acceptable to Purchaser (the “Lender Approval”).  The loan assumption documents will contain, among other provisions reasonably acceptable to Purchaser, those Lender representations and warranties regarding the Existing Financing as determined by Purchaser.  Purchaser shall be solely responsible for obtaining the Lender Approval; provided, however, that (i) Seller shall, no later than three (3) Business Days following the Effective Date, deliver to each Lender any and all applications, authorizations, consents, approvals and other documents that may be necessary for each Lender to commence the Lender Approval process, and (ii) without limitation of the foregoing, Seller shall provide reasonable cooperation to Purchaser, at no expense to Seller, in connection with Purchaser’s efforts to obtain the Lender Approval.  Purchaser shall use diligent good faith efforts to obtain Lender Approval prior to the date that is one hundred twenty (120) days from and after the Effective Date (the “Lender Approval Contingency Period”).  Promptly following the execution of this Master Purchase and Sale Agreement by the Parties, Purchaser shall, if it has not already done so, commence the process of obtaining the Lender Approval.  Purchaser agrees that it shall provide written notice to Seller promptly upon obtaining the Lender Approval (the “Lender Approval Notice”). If Purchaser does not provide Seller with the Lender Approval Notice on or before the expiration of the Lender Approval Contingency Period, the Purchaser Closing Condition described in Section 9.2.1(E) and the Seller Closing Condition described in Section 9.3.1(F) for such Property shall each be deemed not to have been satisfied, and Purchaser and Seller each shall have the right to terminate the Individual Purchase and Sale Agreement governing such Property.  Furthermore, if Purchaser does not provide Seller with a Lender Approval Notice on or before expiration of the Lender Approval Contingency Period for enough properties to satisfy the Acquisition Threshold for both this Master Purchase and Sale Agreement and the Other Master Purchase and Sale Agreement, the Purchase Closing Condition described in Section 9.2.1(H) and the Seller Closing Condition described in Section 9.3.1(H) shall each be deemed not to have been satisfied and Purchaser and Seller each shall have the right to terminate this Master Purchase and Sale Agreement anytime thereafter by providing written notice to the other; provided, however, that neither Party shall be permitted to terminate this Master Purchase and Sale Agreement pursuant to this Section 4.2 after a Closing has occurred under this Master Purchase and Sale Agreement or the Other Master Purchase and Sale Agreement; however, each Party shall have the right to terminate an Individual Purchase Agreement for which a condition precedent set forth in ARTICLE IX is not met or waived, in writing, by the Party in whose favor such condition exists.  Notwithstanding the foregoing, if the Acquisition Threshold is satisfied for both this Master Purchase and Sale Agreement and the Other Master Purchase and Sale Agreement, any time prior to the termination of this Master Purchase and Sale Agreement by either Party, the Seller Closing Condition described in Section 9.3.1(F) shall be deemed to be satisfied and Seller shall have no further right to terminate this Master Purchase and Sale Agreement pursuant to this Section 4.2.  Purchaser shall be solely responsible for and shall pay any and all costs and expenses associated with obtaining Lender Approval, including, without limitation, any preparation fees and transfer fees required by the loan documents.  Without limitation of the foregoing, on or before Wednesday, August 31, 2011 (the “Loan and Franchise Application Date”), Purchaser shall provide Seller with reasonable evidence that Purchaser has (i) commenced the application for Lender Approval with respect to each and every Property, and (ii) paid all application fees and other costs and expenses which are due and payable as of the Loan and Franchise Application Date necessary for Lender to process Purchaser’s applications for Lender Approval with respect to each and every Property.  Upon a termination of this Master Purchase and Sale Agreement pursuant to, and in accordance with, this Section 4.2, the Deposit shall be promptly returned to Purchaser, in accordance with the Deposit Escrow Agreement, no later than two (2) Business Days after the termination; provided, however, that Purchaser shall not be entitled to, and Escrow Agent shall not disburse to Purchaser, the allocable amount of the Deposit for any Property or Properties for which Purchaser did not deliver the foregoing evidence to Seller on or before the Loan and Franchise Application Date; and the allocable amount of the Deposit for any Property or Properties for which Purchaser did not deliver the foregoing evidence to Seller on or before the Loan and Franchise Application Date shall, instead, be disbursed by Escrow Agent to Seller in accordance with the Deposit Escrow Agreement.

4.3           Franchise Approval Contingency.  The Parties acknowledge and agree that the transactions contemplated by this Master Purchase and Sale Agreement are contingent upon Purchaser obtaining a Franchise Agreement, upon terms and conditions reasonably acceptable to Purchaser, from the Franchisor, with respect to (i) each Property governed by this Master Purchase and Sale Agreement and (ii) each property governed by the Other Master Purchase and Sale Agreement (the “Franchise Approval”).  Purchaser shall be solely responsible for obtaining the Franchise Approval; provided, however, that (i) Seller shall, no later than three (3) Business Days after the Effective Date, deliver to each Franchisor any and all notices, applications, authorizations, consents, approvals and other documents that may be necessary for each Franchisor to commence the Franchise Approval process, and (ii) without limitation to the foregoing, Seller use good faith efforts and provide reasonable cooperation to Purchaser, at no cost or expense to Seller, in connection with Purchaser’s efforts to obtain the Franchise Approval.  Purchaser shall use diligent good faith efforts to obtain Franchise Approval prior to the date that is one hundred twenty (120) days from and after the Effective Date (the “Franchise Approval Contingency Period”).  Promptly following the execution of this Master Purchase and Sale Agreement by the Parties, Purchaser shall, if it has not already done so, commence the process of obtaining the Franchise Approval.  Purchaser agrees that it shall provide written notice to Seller promptly upon obtaining the Franchise Approval (the “Franchise Approval Notice”). If Purchaser does not provide Seller with the Franchise Approval Notice on or before the expiration of the Franchise Approval Contingency Period, the Purchaser Closing Condition described in Section 9.2.1(F) and the Seller Closing Condition described in Section 9.3.1(G) for such Property shall each be deemed not to have been satisfied, and Purchaser and Seller each shall have the right to terminate the Individual Purchase and Sale Agreement governing such Property.  Furthermore, if Purchaser does not provide Seller with a Franchise Approval Notice on or before expiration of the Lender Approval Contingency Period for enough properties to satisfy the Acquisition Threshold for both this Master Purchase and Sale Agreement and the Other Master Purchase and Sale Agreement, the Purchase Closing Condition described in Section 9.2.1(H) and the Seller Closing Condition described in Section 9.3.1(H) shall each be deemed not to have been satisfied and Purchaser and Seller each shall have the right to terminate this Master Purchase and Sale Agreement anytime thereafter by providing written notice to the other; provided, however, that neither Party shall be permitted to terminate this Master Purchase and Sale Agreement pursuant to this Section 4.3 after a Closing has occurred under this Master Purchase and Sale Agreement or the Other Master Purchase and Sale Agreement; however, each Party shall have the right to terminate an Individual Purchase Agreement for which a condition precedent set forth in ARTICLE IX is not met or waived, in writing, by the Party in whose favor such condition exists.  Notwithstanding the foregoing, if the Acquisition Threshold is satisfied for both this Master Purchase and Sale Agreement and the Other Master Purchase and Sale Agreement, any time prior to the termination of this Master Purchase and Sale Agreement by either Party, the Seller Closing Condition described in Section 9.3.1(G) shall be deemed to be satisfied and Seller shall have no further right to terminate this Master Purchase and Sale Agreement pursuant to this Section 4.3.  Purchaser shall be solely responsible for and shall pay any and all costs and expenses associated with obtaining Franchise Approval, including, without limitation, any PIP related expenses and any preparation fees and transfer fees required by the Franchise Agreements.  Without limitation of the foregoing, nothing herein shall be deemed to obligate Seller to incur any expenses for, or to pay any amounts related to, any inspections of the Properties conducted by or on behalf of Franchisor.  On or before the Loan and Franchise Application Date, Purchaser shall provide Seller with reasonable evidence that Purchaser has (i) commenced the application for Franchise Approval with respect to each and every Property, and (ii) paid all application fees and other costs and expenses which are due and payable as of the Loan and Franchise Application Date necessary for Franchisor to process Purchaser’s applications for Franchise Approval with respect to each and every Property.  Upon a termination of this Master Purchase and Sale Agreement pursuant to, and in accordance with, this Section 4.3, the Deposit shall be promptly returned to Purchaser, in accordance with the Deposit Escrow Agreement, no later than two (2) Business Days after the termination; provided, however, that Purchaser shall not be entitled to, and Escrow Agent shall not disburse to Purchaser, the allocable amount of the Deposit for any Property or Properties for which Purchaser did not deliver the foregoing evidence to Seller on or before the Loan and Franchise Application Date; and the allocable amount of the Deposit for any Property or Properties for which Purchaser did not deliver the foregoing evidence to Seller on or before the Loan and Franchise Application Date shall, instead, be disbursed by Escrow Agent to Seller in accordance with the Deposit Escrow Agreement.  For the avoidance of doubt, it is agreed by the Parties that if Purchaser fails to obtain Franchise Approval with respect to one (1) or more Property(ies) because Franchisor deems Purchaser a “competitor,” within the meaning of the applicable Franchise Agreement(s), Purchaser shall not be deemed in breach hereof, and Purchaser shall, subject to the terms and conditions of this Section 4.3, be entitled to receive a refund of the Deposit with respect to any Property(ies) for which Purchaser failed to obtain Franchise Approval on account of the foregoing.

4.4           Delivery of Due Diligence Materials Upon Termination.  Upon any termination of this Master Purchase and Sale Agreement pursuant to this ARTICLE IV, Purchaser promptly shall (1) return all original Seller Due Diligence Materials provided to Purchaser, and destroy all other Seller Due Diligence Materials, and (2) use commercially reasonable efforts to cause all Persons to whom Purchaser has provided Seller Due Diligence Materials to return any original Seller Due Diligence Materials to Purchaser, and destroy all other Seller Due Diligence Materials.

4.5           Survival.  This ARTICLE IV shall survive the initial Closing and all subsequent Closings hereunder, as well as the termination of this Master Purchase and Sale Agreement.

ARTICLE V
TITLE TO THE PROPERTY

5.1           Title Commitments.  Purchaser shall endeavor to obtain prior to the expiration of the Due Diligence Period, commitments for ALTA owner’s title insurance policies from the Title Company for the Real Property (collectively, the “Title Commitments”), together with a legible copy of all documents referenced therein obtained from the Title Company.

5.2           Surveys.  Purchaser shall have the right during the Due Diligence Period to obtain up-dates of any surveys provided by Seller to Purchaser (each, an “Updated Survey”).  In the event Purchaser does not obtain an Updated Survey prior to the expiration of the Due Diligence Period and the Title Company determines that any existing survey is insufficient to permit the Title Company to remove or insure over any survey exception in the Title Commitment, then Seller shall have no obligation to cause the Title Company to remove or insure over any such survey exception.

5.3           Exceptions to Title.

5.3.1           Unpermitted Exceptions.  If Purchaser objects to any (a) liens, encumbrances or other exceptions to title (the “Title Exceptions”) disclosed in the Title Commitment, or (b) encroachments by improvements on adjoining properties onto or over the Land, any encroachments of the Improvements onto or over adjoining properties, setback lines or easements (to the extent in violation thereof) or any other survey defects (the “Survey Defects”) disclosed in any surveys provided by Seller to Purchaser or in an Updated Survey (if any), Purchaser shall provide written notice to the Title Company and Seller specifying such “unpermitted exceptions” to title to the Real Property (the “Unpermitted Exceptions”) prior to the expiration of the Due Diligence Period; provided, however, that (i) the rights and interests of customers and guests at the Hotel to occupy rooms on a transient license basis, (ii) the rights of each tenant, as tenants only, under a Tenant Leases without any purchase right, and (iii) all liens and encumbrances caused or created solely by any Purchaser Indemnitee, shall in no event constitute Unpermitted Exceptions.  Notwithstanding the foregoing, Seller covenants and agrees at its sole cost and expense to remove or cause the removal on or prior to the Closing Date of the following:  (i) any mortgages, deeds of trust or other security interests for any financing incurred by Seller (other than the Existing Financing) and any other monetary liens (including mechanics’ liens, tax liens, judgment liens and the like); (ii) Taxes which constitute Title Exceptions which would be delinquent if unpaid at the Closing; provided, however, that if any Taxes are payable in installments, such obligation shall apply only to the extent such installments would be delinquent if unpaid at the Closing; (iii) any lien, or right to a lien, for services, labor or material heretofore or hereafter furnished, imposed by law; and (iv) monetary defects and liens first appearing subsequent to the effective date of the title commitment but prior to the Closing (collectively, “Monetary Defects”).  If Seller and Title Company are willing and able to cure or resolve the Unpermitted Exceptions to the satisfaction of Purchaser in Purchaser’s sole and absolute discretion (Seller having the right but not the obligation to do so to the extent such Unpermitted Exceptions do not constitute Monetary Defects, which Seller is obligated to so remove at or before Closing), then Seller and Purchaser will enter into a side letter with the Title Company setting forth which Title Exceptions and Survey Defects shall constitute the Unpermitted Exceptions, attaching proforma Title Commitments specifying only those exceptions which are not Unpermitted Exceptions and containing those corrections and endorsements specifically required by Purchaser (the “Title and Survey Side Letter”).  If Seller and/or Title Company are unwilling or unable to remove or insure over the Unpermitted Exceptions to the satisfaction of Purchaser in Purchaser’s sole and absolute discretion, then Seller will deliver written notice to Purchaser specifying which Unpermitted Exceptions Seller is unwilling to cure at least ten (10) days following to the expiration of the Due Diligence Period (Seller’s silence to be deemed Seller’s election not to cure such Unpermitted Exceptions), and  Purchaser’s sole and exclusive remedy shall be to terminate this Master Purchase and Sale Agreement within the five (5) Business Days of the expiration of said ten (10) day period or to proceed to Closing with the Title Policies delivered at Closing to contain said uncured Unpermitted Exceptions without a reduction in or credit to the Purchase Price.  Purchaser shall have the right to a refund of the Deposit and the Deposit shall be promptly returned to Purchaser following the termination of this Master Purchase and Sale Agreement pursuant to this Section 5.3.1.

5.3.2           Permitted Exceptions.  All Title Exceptions and Survey Defects that are not Unpermitted Exceptions and that are otherwise expressly set forth in the Title and Survey Side Letter  and Title Commitments attached thereto described in Section 5.3.1 hereof shall constitute “permitted exceptions” to title to the Real Property (the “Permitted Exceptions”).

5.3.3           Updated Title Commitments or Surveys. If any update of any Title Commitment delivered to Purchaser after the expiration of the Due Diligence Period discloses any Title Exception which is not disclosed in the Title Commitment obtained by Purchaser prior to the expiration of the Due Diligence Period (a “New Title Exception”), or any Updated Survey obtained by Purchaser after the expiration of the Due Diligence Period discloses any Survey Defect which is not disclosed in any Updated Survey obtained by Purchaser prior to the expiration of the Due Diligence Period (a “New Survey Defect”), and (i) the New Title Exception or New Survey Defect would have a materially adverse effect on the ownership of the Property or use and/or operation of the Property after the Closing, and (ii) the New Title Exception or New Survey Defect was not caused by Purchaser or any Person on behalf of Purchaser, then Purchaser shall have the right to request that Seller remove or cure the New Title Exception or New Survey Defect at or prior to the Closing by providing written notice to Seller within the earlier of: (A) five (5) Business Days after receiving such update of the Title Commitment or the Updated Survey, or (B) the Closing (the “New Title and Survey Objection Notice”). If Purchaser provides a New Title and Survey Objection Notice to Seller, Seller may elect, by providing written notice (the “New Title and Survey Election Notice”) to Purchaser within the earlier of:  (A) five (5) Business Days after Seller’s receipt of the New Title and Survey Objection Notice, or (B) the Closing, (1) to accept the New Title Exception or New Survey Defect as an additional Unpermitted Exception to be removed or cured at or prior to the Closing, or (2) not to remove or cure the New Title Exception or New Survey Defect. If Seller does not provide a New Title and Survey Election Notice to Purchaser within such time period, then Seller shall be deemed to have elected not to remove or cure the New Title Exception or New Survey Defect as an Unpermitted Exception pursuant to clause (2) of the preceding sentence. If Seller elects or is deemed to have elected not to remove or cure a New Title Exception or New Survey Defect, then Purchaser shall have the right to elect, by providing written notice (the “New Title and Survey Response Notice”) to Seller, within the earlier of (A) five (5) Business Days after Purchaser’s receipt of the New Title and Survey Election Notice, or (B) the Closing, to (1) terminate such Individual Purchase and Sale Agreement, by providing written notice thereof to Seller, in which case, the Parties shall have no further rights or obligations under such Individual Purchase and Sale Agreement, except as otherwise expressly provided therein, or (2) proceed to Closing and accept title to the Real Property, subject to the New Title Exception or New Survey Defect, which thereafter shall be deemed to constitute a Permitted Exception, without any credit against the amount of the Purchase Price allocated to the Property described in such Individual Purchase and Sale Agreement. If Purchaser does not provide a New Title and Survey Response Notice to Seller within such time period, Purchaser shall be deemed to have elected to terminate the Individual Purchase and Sale Agreement pursuant to clause (1) of the preceding sentence.  Purchaser shall have the right to a refund of the amount of the Deposit allocated to the Property described in such Individual Purchase and Sale Agreement and the same shall be promptly returned to Purchaser following the termination of any such Individual Purchase and Sale Agreement pursuant to this Section 5.3.3.

5.3.4           Removal of Unpermitted Exceptions. Seller shall have no obligation to cure any Title Exceptions or Survey Defects other than the Monetary Defects and Unpermitted Exceptions as set forth in the Title and Survey Side Letter. Seller may cure any Unpermitted Exception relating to the Property by removing the Unpermitted Exception from title to the Property or causing the Title Company to commit to remove or insure over the Unpermitted Exception in the Title Policy at any time prior to or at the Closing.

5.3.5           Extension of Closing Date. If Seller determines that it will be unable to remove or cure any Unpermitted Exceptions prior to the Closing, Seller shall have the right, but not the obligation, to postpone the Closing one (1) or more times, for up to thirty (30) days in the aggregate, in each case by providing written notice to Purchaser no later than three (3) Business Days prior to the Closing Date.

5.4           Policies.  At Closing, Seller shall deliver good and marketable title to the Real Property, insurable as such, as of the Closing Date by a 2006 American Land Title Association (ALTA) Extended Owner’s Title Insurance Policy (6-17-06), at ordinary rates by the Title Company by title insurance policies (which shall be in the form specified Title and Survey Side Letter, subject only to the Permitted Exceptions (each, a “Title Policy” and, collectively, the “Title Policies”).

5.5           Conveyance of the Property.  At Closing, Seller shall convey the Real Property, subject to all (i) Permitted Exceptions and (ii) Unpermitted Exceptions which are cured by causing the Title Company to remove or insure over the Unpermitted Exceptions in the Title Policies, but which otherwise are not removed from title.

5.6           Delivery of Due Diligence Materials Upon Termination.  Upon any termination of this Master Purchase and Sale Agreement pursuant to this ARTICLE V, Purchaser promptly shall (1) return all original Seller Due Diligence Materials provided to Purchaser, and destroy all other Seller Due Diligence Materials, and (2) use commercially reasonable to efforts to cause all Persons to whom Purchaser has provided Seller Due Diligence Materials to return any original Seller Due Diligence Materials to Purchaser, and destroy all other Seller Due Diligence Materials.

ARTICLE VI
CONDITION OF THE PROPERTY

6.1           PROPERTY SOLD “AS IS”.  PURCHASER ACKNOWLEDGES AND AGREES THAT EXCEPT AS EXPRESSLY SET FORTH IN THIS MASTER PURCHASE AND SALE AGREEMENT, ANY INDIVIDUAL PURCHASE AND SALE AGREEMENT AND/OR IN ANY OF THE DOCUMENTS DELIVERED AT CLOSING, (A) THE PURCHASE OF THE PROPERTY SHALL BE ON AN “AS IS,” “WHERE IS,” “WITH ALL FAULTS” BASIS, SUBJECT TO WEAR AND TEAR FROM THE EFFECTIVE DATE OF THIS MASTER PURCHASE AND SALE AGREEMENT UNTIL THE CLOSING DATE, AND (B) NEITHER THE SELLER, THE OPERATING TENANT NOR ANY OF THEIR AFFILIATES HAS ANY OBLIGATION TO REPAIR ANY DAMAGE TO OR DEFECT IN THE PROPERTY, REPLACE THE PROPERTY OR OTHERWISE REMEDY ANY MATTER AFFECTING THE CONDITION OF THE PROPERTY.

6.1.1           LIMITATION ON REPRESENTATIONS AND WARRANTIES.  PURCHASER ACKNOWLEDGES AND AGREES THAT, EXCEPT AS OTHERWISE EXPRESSLY SET FORTH IN THIS MASTER PURCHASE AND SALE AGREEMENT, ANY INDIVIDUAL PURCHASE AND SALE AGREEMENT AND/OR IN ANY OF THE DOCUMENTS DELIVERED AT CLOSING, NEITHER THE SELLER, THE FRANCHISOR, OPERATING TENANT, THE EMPLOYER OR ANY OF THEIR AFFILIATES, NOR ANY OF THEIR RESPECTIVE SHAREHOLDERS, MEMBERS, PARTNERS, TRUSTEES, BENEFICIARIES, DIRECTORS, OFFICERS, MANAGERS, EMPLOYEES, ATTORNEYS, ACCOUNTANTS, CONTRACTORS, CONSULTANTS, AGENTS OR REPRESENTATIVES, NOR ANY PERSON PURPORTING TO REPRESENT ANY OF THE FOREGOING, HAVE MADE ANY REPRESENTATION, WARRANTY, GUARANTY, PROMISE, PROJECTION OR PREDICTION WHATSOEVER WITH RESPECT TO THE PROPERTY OR THE BUSINESS BEING CONDUCTED AT THE PROPERTY, WRITTEN OR ORAL, EXPRESS OR IMPLIED, ARISING BY OPERATION OF LAW OR OTHERWISE, INCLUDING, WITHOUT LIMITATION, ANY WARRANTY OF MERCHANTABILITY OR FITNESS FOR A PARTICULAR PURPOSE, OR ANY REPRESENTATION OR WARRANTY AS TO (A) THE CONDITION, SAFETY, QUANTITY, QUALITY, USE, OCCUPANCY OR OPERATION OF THE PROPERTY, (B) THE PAST, PRESENT OR FUTURE REVENUES OR EXPENSES WITH RESPECT TO THE PROPERTY OR THE BUSINESS BEING CONDUCTED AT THE PROPERTY, (C) THE COMPLIANCE OF THE PROPERTY OR THE BUSINESS WITH ANY ZONING REQUIREMENTS, BUILDING CODES OR OTHER APPLICABLE LAW, INCLUDING, WITHOUT LIMITATION, THE AMERICANS WITH DISABILITIES ACT OF 1990, (D) THE ACCURACY OF ANY ENVIRONMENTAL REPORTS OR OTHER DATA OR INFORMATION SET FORTH IN THE SELLER DUE DILIGENCE MATERIALS PROVIDED TO PURCHASER WHICH WERE PREPARED FOR OR ON BEHALF OF THE SELLER, OR (E) ANY OTHER MATTER RELATING TO THE SELLER, THE PROPERTY OR THE BUSINESS BEING CONDUCTED AT THE PROPERTY.

6.1.2           RELIANCE ON DUE DILIGENCE.  PURCHASER ACKNOWLEDGES AND AGREES THAT:

(A)           PURCHASER SHALL HAVE HAD THE OPPORTUNITY TO CONDUCT ALL DUE DILIGENCE INSPECTIONS OF THE PROPERTY AND THE BUSINESS BEING CONDUCTED AT THE PROPERTY AS OF THE EXPIRATION OF THE DUE DILIGENCE PERIOD, INCLUDING REVIEWING ALL SELLER DUE DILIGENCE MATERIALS AND OBTAINING ALL INFORMATION WHICH IT DEEMS NECESSARY TO MAKE AN INFORMED DECISION AS TO WHETHER IT SHOULD PROCEED WITH THE PURCHASE OF THE PROPERTY AND THE BUSINESS;

(B)           IF PURCHASER ELECTS TO CLOSE, THEN PURCHASER SHALL BE DEEMED TO BE SATISFIED WITH THE RESULTS OF ITS DUE DILIGENCE REVIEW OF THE PROPERTY AND THE BUSINESS CONDUCTED AT THE PROPERTY;

(C)           PURCHASER WILL BE RELYING ONLY ON ITS DUE DILIGENCE INSPECTIONS OF THE PROPERTY, ITS REVIEW OF THE SELLER DUE DILIGENCE MATERIALS AND THE REPRESENTATIONS AND WARRANTIES EXPRESSLY MADE BY THE SELLER IN THIS MASTER PURCHASE AND SALE AGREEMENT, THE INDIVIDUAL PURCHASE AND SALE AGREEMENTS AND THE DOCUMENTS DELIVERED AT CLOSING IN PURCHASING THE PROPERTY; AND

(D)           PURCHASER WILL NOT BE RELYING ON ANY STATEMENT MADE OR INFORMATION PROVIDED TO PURCHASER BY THE SELLER (EXCEPT FOR THE REPRESENTATIONS AND WARRANTIES EXPRESSLY MADE BY THE SELLER IN THIS MASTER PURCHASE AND SALE AGREEMENT, THE INDIVIDUAL PURCHASE AND SALE AGREEMENTS AND THE DOCUMENTS DELIVERED AT CLOSING) OR ANY OF SELLER’S SHAREHOLDERS, MEMBERS, PARTNERS, TRUSTEES, BENEFICIARIES, DIRECTORS, MANAGERS, OFFICERS, EMPLOYEES, ATTORNEYS, ACCOUNTANTS, CONTRACTORS, CONSULTANTS, AGENTS OR REPRESENTATIVES, OR ANY PERSON PURPORTING TO REPRESENT ANY OF THE FOREGOING.

6.2           SURVIVAL.  This ARTICLE VI shall survive the initial Closing and all subsequent Closings hereunder, as well as the termination of this Master Purchase and Sale Agreement.

ARTICLE VII
REPRESENTATIONS AND WARRANTIES

7.1           Seller’s Representations and Warranties.  To induce Purchaser to enter into this Master Purchase and Sale Agreement and to consummate the transactions described herein, each Seller hereby makes the representations and warranties in this Section 7.1, but only with respect to itself, its Property or interest therein, and the contracts, agreements or other instruments or obligations to which Seller is a party or to which its Property is subject, upon which Seller acknowledges and agrees Purchaser is entitled to rely, which representations and warranties are true and correct in all material respects as of the Effective Date, and shall be true and correct at and as of the Closing Date in all material respects as though such representations and warranties were made both at and as of the Effective Date, and at and as of the Closing Date.

7.1.1           Organization and Power. Seller is duly incorporated or formed (as the case may be), validly existing, in good standing in the jurisdiction of its incorporation or formation, and is qualified to do business in the jurisdiction in which the Property is located, and has all requisite power and authority to own the Property and conduct the Business as currently owned and conducted.

7.1.2           Authority and Binding Obligation. (i) Seller has full power and authority to execute and deliver this Master Purchase and Sale Agreement and all other documents to be executed and delivered by Seller pursuant to this Master Purchase and Sale Agreement (collectively, the “Seller Documents”), and to perform all obligations of Seller under each of Seller Documents to which it is a party, (ii) the execution and delivery by the signer on behalf of Seller of Seller Documents, and the performance of Seller of its obligations under Seller Document, has been duly and validly authorized by all necessary action by Seller, and (iii) Seller Documents, when executed and delivered, will constitute the legal, valid and binding obligations of Seller enforceable against Seller in accordance with their terms, except to the extent Purchaser itself is in default thereunder.

7.1.3           Consents and Approvals; No Conflicts. Except for the approval of the appropriate Governmental Authorities in connection with the transfer of the Licenses and Permits, and the recordation of Seller Documents, to Seller’s Knowledge: (i) no filing with, and no permit, authorization, consent or approval of, any Governmental Authority or other Person is necessary for execution or delivery by Seller of Seller Documents, or the performance by Seller of any of its obligations under any of Seller Documents, or the consummation by Seller of the transactions described in this Master Purchase and Sale Agreement, except to the extent the failure to obtain such permit, authorization, consent or approval would not have a material adverse effect on the Business, or Seller’s ability to consummate the transactions described in this Master Purchase and Sale Agreement; and (ii) neither the execution and delivery by Seller of Seller Documents, nor the performance by Seller of any of its obligations under any of Seller Documents, nor the consummation by Seller of the transactions described in this Master Purchase and Sale Agreement will (A) violate any provision Seller’s organizational or governing documents, (B) to Seller’s Knowledge, result in a violation or breach, or constitute a default under, any Material Contract, or (C) to Seller’s Knowledge, result in the creation or imposition of any lien or encumbrance on the Property or any portion thereof.

7.1.4           Title to Personal Property. Seller has good and valid title to all tangible Personal Property, which shall be free and clear of all liens and encumbrances as of the Closing, except for the Equipment Leases, which shall be subject only to the ownership interest of the lessor thereunder.  Seller agrees that no Personal Property located at a Hotel as of the date hereof will be removed from the Hotel prior to the Closing thereon, except consumable inventory in the ordinary course of operations of the Hotel.

7.1.5           Condemnation. Seller has received no written notice of any pending condemnation proceeding or other proceeding in eminent domain, and to Seller’s Knowledge, no condemnation proceeding or eminent domain proceeding is threatened affecting the Property or any portion thereof.

7.1.6           Compliance with Applicable Law. Seller has received no written notice of, and to Seller’s Knowledge, there is no violation of any Applicable Law with respect to the Property which has not been cured or dismissed.

7.1.7           Litigation. Except as set forth in Schedule 7.1.7 attached hereto, (A) Seller has not (i) been served with any court filing in any litigation with respect the Property or the Business which has not been resolved, settled or dismissed, or (ii) received written notice of, and to Seller’s Knowledge there is not, any claim, charge or complaint from any Governmental Authority or other Person pursuant to any administrative, arbitration or similar adjudicatory proceeding with respect the Property or the Business which has not been resolved, settled or dismissed and (B) to Seller’s Knowledge, no claim which may result in any of the foregoing has been threatened.

7.1.8           Employees.  Seller is not a party to any written employment, collective bargaining agreement or compensation agreements with any Employees that cannot, and will not, be terminated, at or before Closing, at no cost or expense to Purchaser.

7.1.9           Taxes. All Taxes for the Property which would be delinquent if unpaid will be paid in full or prorated, at Closing, as part of the Prorations pursuant to Section 11.2 hereof; provided, however, that if any Taxes are payable in installments, such representation and warranty shall apply only to such installments which would be delinquent if unpaid at the Closing.

7.1.10         Licenses and Permits. Seller has made available to Purchaser a true and complete copy of the Licenses and Permits for the Property. Seller has not received any written notice from any Governmental Authority or other Person of, and to Seller’s Knowledge there is not (i) any violation, suspension, revocation or non-renewal of any Licenses and Permits with respect to the Property or the Business that has not been cured or dismissed, or (ii) any failure by Seller to obtain any Licenses and Permits that has not been cured or dismissed.

7.1.11         Tenant Leases. Schedule 2.1.8 attached hereto sets forth a correct and complete list of the Tenant Leases, and Seller has made available to Purchaser a true and complete copy of the Tenant Leases. Seller has not given or received any written notice of, and to Seller’s Knowledge, there is not any breach or default under any of the Tenant Leases.

7.1.12         Operating Agreements and Contracts.  Schedule 2.1.9 attached hereto sets forth a correct and complete list of all Operating Agreements and Contracts, and Seller has made available to Purchaser a true and complete copy of all Operating Agreements and Contracts.  Seller has not given or received any written notice of any breach or default under any of all Operating Agreements or Contracts which has not been cured.

7.1.13         Finders and Investment Brokers. Seller and Purchaser hereby represent and warrant to the other that neither Seller nor Purchaser has dealt with any Person who has acted, directly or indirectly, as a broker, finder, financial adviser or in such other capacity for or on behalf of Seller in connection with the transactions described by this Master Purchase and Sale Agreement in a manner which would entitle such Person to any fee or commission in connection with this Master Purchase and Sale Agreement or the transactions described in this Master Purchase and Sale Agreement, except for the party listed on Schedule 7.1.13 attached hereto (each, a “Broker” and, collectively, the “Brokers”), who shall be paid a commission or fee on account of the transactions contemplated by this Master Purchase and Sale Agreement solely by Seller pursuant to a separate written agreement between Brokers and Seller dated on or before the date hereof.  Seller hereby indemnifies Purchaser from and against any and all claims, liabilities and damages that Purchaser may suffer in connection with a breach of the foregoing representation and warranty by Seller, and Purchaser hereby indemnifies Seller from and against any and all claims, liabilities and damages that Seller may suffer in connection with a breach of the foregoing representation and warranty by Purchaser.  This Section 7.1.13 shall survive the initial Closing and all subsequent Closings hereunder, as well as the termination of this Master Purchase and Sale Agreement.

7.1.14         Foreign Person. Seller is a “United States person” (as defined in Section 7701(a)(30)(B) or (C) of the Code) for the purposes of the provisions of Section 1445(a) of the Code.

7.1.15         Bankruptcy. Seller has not made any general assignment for the benefit of creditors, become insolvent or filed a petition for voluntary bankruptcy or filed a petition or answer seeking reorganization or an arrangement or composition, extension or readjustment of its indebtedness or consented, in any creditors' proceeding, to the appointment of a receiver or trustee of Seller or the property or any part thereof of either of them or been named in an involuntary bankruptcy proceeding and to Seller's knowledge, no such actions are contemplated or have been threatened.

7.1.16         Hazardous Substances.  Other than (i) Hazardous Substances used in the ordinary course of maintaining, operating and cleaning the Hotel in commercially reasonable amounts and in accordance with all Environmental Laws, and (ii) Hazardous Substances used as fuels, lubricants or otherwise in connection with vehicles, machinery and equipment located at the Hotel in commercially reasonably amounts and in accordance with all Environmental Laws, to Seller’s Knowledge, without specific investigation, no Hazardous Substances are, or have been during any period of Seller's ownership of the Hotel, present on, under or in the Hotel in violation of any Environmental Laws.

7.1.17         Financial Statements. Seller has provided to Purchaser financial statements for the Property (consisting of un-audited financial statements for the last three (3) years (or Seller's ownership period, whichever is less) and any year-to-date financial statements and operating budgets prepared for the Property for the current year).  To Seller's Knowledge, all of these financial statements are in all material respects true and complete and fairly represent the financial condition of the Property as of the dates stated therein.

7.1.18         Sales and Use Taxes.  To Seller’s Knowledge, without independent investigation, all sales and use taxes (other than those sales taxes, if any, arising from the sale of the Property from Seller to Purchaser), hotel/motel occupancy taxes, real and personal property taxes, employer withholding taxes and similar taxes that are due as of the Closing Date (or applicable to any period prior to Closing) have been paid in full (or will be provided for at the Closing pursuant to the provisions of ARTICLE XI below), and all required reports and returns relating thereto have been, or will be, timely filed.  Seller has not received written notice of any special tax assessment relating to the Hotel, the Property or any portion thereof, and there are no tax agreements in place affecting the Hotel or the Property.

7.1.19         Capital Improvements.  There are no ongoing capital improvement projects at the Hotels that have commenced on or before the date hereof that will not be completed prior to Closing.

7.1.20         OFAC.   Neither Seller nor any of its respective Affiliates is (i) listed on the Specially Designated Nationals and Blocked Persons List or any other similar list maintained by the Office of Foreign Assets Control, Department of the Treasury or the Department of Foreign Affairs and International Trade (Canada), pursuant to any authorizing statute, executive order or regulation; (ii) a “specially designated global terrorist” or other person listed on Appendix A to Chapter V of 31 C.F.R., as the same has been from time to time updated and amended; or (iii) a Person either (a) included within the term “designated national” as defined in the Cuban Assets Control Regulations, 31 C.F.R. Part 515; or (b) designated under Sections 1(a), 1(b), 1(c) or 1(d) of Executive Order No. 13224, 66 Fed. Reg. 49079 (published September 25, 2001) or a person similarly designated under any related enabling legislation or any other similar Executive Orders.

7.1.21         Employee Matters.  To Seller’s Knowledge, without independent investigation, on and after the Closing, (i) there will be no facts or circumstances that could result in any liability to Purchaser or its manager with respect to any of the current or former Employees with respect to their employment with Seller or its manager; and (ii) there will be no facts or circumstances that could result in any liability to Purchaser or its manager with respect to any “employee benefit plan” (within the meaning of ERISA Section 3(3) (“Employee Benefit Plan”) in which any of the current or former employees participated on or prior to the Closing.  The Seller, its managers, and the Property are not subject to any collective bargaining agreement or any other labor agreement.  To Seller’s Knowledge, without independent investigation, there are no union organization efforts pending or threatened with respect to any of the  Employees. Purchaser and Hersha shall defend, indemnify and hold harmless Purchaser in accordance with ARTICLE XV from and against any Indemnification Loss incurred by Purchaser Indemnitees as a result of any breach or inaccuracy of this Section 7.1.21.

7.1.22         Insurance Policies.  Insurance policies are in full force and effect with respect to each Property and no written notice of cancellation has been received by Seller with respect to any such policy and to Seller’s Knowledge, none is threatened; and no such policy requires notice to and/or the consent of any insurance company to continue providing such existing coverage after the Closing of the transactions contemplated in this Agreement.

7.1.23         Intellectual Property.  To Seller’s Knowledge, Seller licenses or has the right to use all of the Intellectual Property necessary or required for Seller to conduct its Businesses as currently conducted and no such Intellectual Property has been or is now involved in any cancellation, dispute or litigation and, to Seller’s Knowledge, no such action is threatened.  Seller has not received written notice of any violation of any legal requirements related to the Intellectual Property.  All of the Intellectual Property necessary or required for Seller to conduct its Businesses as currently conducted is valid and enforceable and free and clear of all Liens and, to Seller’s Knowledge, no violation has occurred that, with the giving of notice or the passage of time or both, would constitute an event for which a violation notice would be reasonably likely to be given, which has not been cured.

7.1.24         Indebtedness.  As of the Effective Date, except for the Existing Financing or as otherwise provided for in this Agreement, there are no accrued and unpaid amounts, liabilities or other monetary obligations of the Hotel which are due and owing to any third-party.  Seller has not received a notice of default under the existing financing and to Seller’s Knowledge there are no existing defaults (whether following notice and cure periods or otherwise) under the Existing Financing.

7.1.25         Improvements.  Any and all construction contracts or development agreements for the performance of any work on, improvement at or for the benefit of, the Hotel entered into by Seller shall be terminated or completed and fully paid on or before Closing on such Hotel, and, except as set forth on any of the Schedules attached hereto, there is no amount remaining to be paid under any such construction contracts or development agreements, nor to Seller’s Knowledge, any liability or obligation with respect thereto that is reasonably likely to be or become, or give rise to a claim of, lien against the Property.

7.1.26         Reserves.  From the Effective Date through and including the Closing Date, Seller shall reserve all additional amounts required to have been deposited in the FF&E Reserve under the Franchise Agreements and/or the Existing Financing.  Schedule 7.1.26 sets forth and describes the total reserves and escrowed funding (including, without limitation, reserves for capital improvements, deferred maintenance and/or the requirement and repair of FF&E, taxes, insurance, etc.) for each Hotel.  Except for those reserves and escrowed funds described on Schedule 7.1.26, the Hotel has no reserves or escrowed funds (including, without limitation, reserves for capital improvements and/or the replacement and repair of FF&E, taxes or otherwise).

7.1.27         Franchise Agreements.   Seller has provided Purchaser with true, correct and complete copy of the Franchise Agreements (including all amendments and/or modifications thereto).  All material conditions and obligations to be performed by Seller under the Franchise Agreements, as of the date hereof, have been satisfied and will be satisfied through Closing.  Seller has not delivered or received a written notice of default under the Franchise Agreements and, to Seller’s Knowledge, there exists no default, material breach, or event or condition which, the giving of notice or the passage of time, or both, would constitute such a breach of default under the Franchise Agreements.

7.1.28         Management Agreements.   The Management Agreements have been or will be terminated at Seller’s sole cost and expense.  Seller has provided Purchaser with true, correct and complete copy of the Management Agreements (including all amendments and/or modifications thereto).  All material conditions and obligations to be performed by Seller under the Management Agreements, as of the date hereof, have been satisfied and will be satisfied through Closing.  Seller has not delivered or received a written notice of default under the Management Agreements and, to Seller’s Knowledge, there exists no default, material breach, or event or condition which, the giving of notice or the passage of time, or both, would constitute such a breach of default under the Management Agreements.  There are no management or operating agreements affecting the Property.

7.1.29         Liquor Licenses.   The liquor license at any Hotel is in full force and effect and there is no investigation pending by the issuer thereof or any other party, and, to Seller’s Knowledge, there has been no event or omission which will threaten the continued effectiveness of such liquor license.  To Seller’s Knowledge, the consummation of the transactions contemplated under this Agreement do not interfere with the continued and uninterrupted operation of the Hotel generally.  The Seller and/or its respective Affiliates have taken all requisite action, filed all necessary documents (if any) and fulfilled all requirements in connection with the issuance of the above referenced liquor licenses to Seller.

7.1.30         Existing Financing.  Seller has provided to Purchaser true, correct and complete copies of each and all loan documents evidencing, serving and comprising the Existing Financing.  Seller has paid, and shall continue to pay through Closing, all monthly installments of principal and interest, property tax and insurance escrows and all other amounts under the Existing Financing as the same become (or shall become) due and payable.  Neither Seller nor any Affiliate has delivered or received a written notice of default under the Existing Financing and, to Seller’s Knowledge, there exists no breach, default, or event or condition which, the giving of notice or the passage of time, or both, would constitute such a breach of default under the Existing Financing.

7.1.31         Ground Leases.  Seller has provided to Purchaser true, correct and complete copies of all ground leases affecting the Property.  All ground leases are in full force and effect, and have not been modified or changed, either in writing or orally, and Seller has not entered into any agreements which waive, modify, compromise or amend any of the provisions thereof, except as may have been provided to Seller.  To Seller’s Knowledge, all conditions and obligations to be performed by either ground lessor or the ground lessee under any ground lease, as of the date hereof, have been satisfied and there exists no breach, default, or event or condition which, the giving of notice or the passage of time, or both, would constitute such a breach or default under any ground lease.

7.1.32         Seller Not An Employer.  Seller is not an Employer.  Accordingly, Seller does not have any Employees.

Notwithstanding the foregoing, if Purchaser has Knowledge of a breach of any representation or warranty made by Seller in this Master Purchase and Sale Agreement prior to (i) the expiration of the Due Diligence Period, and Purchaser nevertheless elects not to terminate this Master Purchase and Sale Agreement pursuant to the Due Diligence Contingency, or (ii) the Closing, and Purchaser nevertheless elects to proceed to Closing, such representation or warranty by Seller shall be deemed to be qualified or modified to reflect Purchaser’s Knowledge of such breach; however, such Knowledge will not relieve Seller of an intentional or knowing breach when made of any of its representations and warranties contained in this master Purchase and Sale Agreement, an Individual Purchase and Sale Agreement or in the conveyance documents delivered by Seller pursuant hereto or thereto.

7.2           Purchaser’s Representations and Warranties.  To induce Seller to enter into this Master Purchase and Sale Agreement and to consummate the transactions described in this Master Purchase and Sale Agreement, Purchaser hereby makes the representations and warranties in this Section 7.2, upon which Purchaser acknowledges and agrees Seller is entitled to rely.

7.2.1           Organization and Power. Purchaser is duly incorporated or formed (as the case may be), validly existing and in good standing under the laws of the State of its formation or incorporation, and has all requisite power and authority carry on its business as currently being conducted.

7.2.2           Authority and Binding Obligation. (i) Purchaser has full power and authority to execute and deliver this Master Purchase and Sale Agreement and all other documents to be executed and delivered by Purchaser pursuant to this Master Purchase and Sale Agreement (the “Purchaser Documents”), and to perform all obligations of Purchaser arising under Purchaser Documents, (ii) the execution and delivery by the signer on behalf of Purchaser of Purchaser Documents, and the performance by Purchaser of its obligations under Purchaser Documents, has been duly and validly authorized by all necessary action by Purchaser, and (iii) Purchaser Documents, when executed and delivered, will constitute the legal, valid and binding obligations of Purchaser enforceable against Purchaser in accordance with their terms.

7.2.3           Consents and Approvals; No Conflicts. To Purchaser’s Knowledge: (i) no filing with, and no permit, authorization, consent or approval of, any Governmental Authority or other Person is necessary for the execution or delivery by Purchaser of Purchaser Documents, the performance by Purchaser of its obligations under Purchaser Documents, or the consummation by Purchaser of the transactions described in this Master Purchase and Sale Agreement; and (ii) neither the execution and delivery by Purchaser of Purchaser Documents, nor the performance by Purchaser of its obligations under Purchaser Documents, nor the consummation by Purchaser of the transactions described in this Master Purchase and Sale Agreement, will (A) violate any provision of the organizational or governing documents of Purchaser, (B) violate any Applicable Law to which Purchaser is subject, or (C) result in a violation or breach of or constitute a default under any contract, agreement or other instrument or obligation to which Purchaser is a party.

7.2.4           Finders and Investment Brokers. Except as noted above, Purchaser has not dealt with any Person who has acted, directly or indirectly, as a broker, finder, financial adviser or in such other capacity for or on behalf of Purchaser in connection with the transactions described in this Master Purchase and Sale Agreement in any manner which would entitle such Person to any fee or commission in connection with this Master Purchase and Sale Agreement or the transactions described in this Master Purchase and Sale Agreement, other than the Broker.

7.2.5           No Violation of Anti-Terrorism Laws.  None of Purchaser’s property or interests is subject to being “blocked” under any Anti-Terrorism Laws, and neither Purchaser nor any Person holding any direct or indirect interest in Purchaser is in violation of any Anti-Terrorism Laws.

7.2.6.           OFAC.   Neither Purchaser nor any of its respective Affiliates is (i) listed on the Specially Designated Nationals and Blocked Persons List or any other similar list maintained by the Office of Foreign Assets Control, Department of the Treasury or the Department of Foreign Affairs and International Trade (Canada), pursuant to any authorizing statute, executive order or regulation; (ii) a “specially designated global terrorist” or other person listed on Appendix A to Chapter V of 31 C.F.R., as the same has been from time to time updated and amended; or (iii) a Person either (a) included within the term “designated national” as defined in the Cuban Assets Control Regulations, 31 C.F.R. Part 515; or (b) designated under Sections 1(a), 1(b), 1(c) or 1(d) of Executive Order No. 13224, 66 Fed. Reg. 49079 (published September 25, 2001) or a person similarly designated under any related enabling legislation or any other similar Executive Orders.

Notwithstanding the foregoing, if Seller has Knowledge prior to the Closing of a breach of any representation or warranty made by Purchaser in this Master Purchase and Sale Agreement and Seller nevertheless elects to proceed to Closing, such representation or warranty by Purchaser shall be deemed to be qualified or modified to reflect Seller’s Knowledge of such breach; however, such Knowledge will not relieve Purchaser of an intentional or knowing breach when made of any of its representations and warranties contained in this master Purchase and Sale Agreement, an Individual Purchase and Sale Agreement or in the conveyance documents delivered by Purchaser pursuant hereto or thereto.

ARTICLE VIII
COVENANTS

8.1           Confidentiality.

8.1.1           Disclosure of Confidential Information. Seller and Purchaser shall keep confidential and not make any public announcement or disclose to any Person the existence or any terms of this Master Purchase and Sale Agreement or any information disclosed by the Inspections or in Seller Due Diligence Materials, Purchaser Due Diligence Reports or any other documents, materials, data or other information with respect to the Property or the Business which is not generally known to the public (the “Confidential Information”). Notwithstanding the foregoing, Seller and Purchaser shall be permitted to (i) disclose any Confidential Information to the extent required under Applicable Law or court order, and (ii) disclose any Confidential Information to any Person on a “need to know” basis, such as their respective shareholders, partners, members, trustees, beneficiaries, directors, officers, employees, attorneys, consultants, engineers, surveyors, lenders, investors, managers, franchisors and such other Persons whose assistance is required to consummate the transactions described in this Master Purchase and Sale Agreement; provided, however, that Seller or Purchaser, as the case may be, shall (A) advise such Person of the confidential nature of such Confidential Information, and (B) use commercially reasonable efforts to cause such Person to maintain the confidentiality of the Confidential Information.

8.1.2           Public Announcements. Without limiting the generality of the provisions in Section 8.1.1 hereof, a Party shall have the right, at Closing, to make a public announcement regarding the transaction described in the Individual Purchase and Sale Agreement, provided that Seller and Purchaser shall approve the form and substance of any such public announcement, which approval shall not be unreasonably withheld or delayed, except if a Party is required to make a public announcement under Applicable Law, in which case no such approval by any other Party shall be required.

8.1.3           Communication with Governmental Authorities. Without limiting the generality of the provisions in Section 8.1.1 hereof, Purchaser shall be permitted to communicate with any Governmental Authority or any official, employee or representative thereof, involving any matter with respect to the Property or the Business, provided that Purchaser shall give prior notice to Seller.

8.1.4           Communication with Employees. Without limiting the generality of the provisions in Section 8.1.1 hereof, Purchaser shall not, prior to the Closing, through its officers, employees, managers, contractors, consultants, agents, representatives or any other Person (including, without limitation, Purchaser’s Inspectors), directly or indirectly, communicate with any Employee or Person representing any Employee involving any matter with respect to the Property or the Business, the Employee or this Master Purchase and Sale Agreement, other than William Walsh, Vice President, Asset Management, without obtaining the prior consent of Seller thereto, which consent shall not be unreasonably withheld or delayed.

8.2           Conduct of the Business.

8.2.1           Operation in Ordinary Course of Business. From the Effective Date until the Closing, Seller shall (and shall cause Operating Tenant to) conduct the Business in the Ordinary Course of Business, including, without limitation: (i) maintaining the inventories of FF&E, Supplies, F&B and Retail Merchandise at the Property at levels maintained in the Ordinary Course of Business; (ii) performing maintenance and repairs for the Real Property and tangible Personal Property in the Ordinary Course of Business; and (iii) maintaining insurance coverages consistent with Seller’s then-current risk management policies.

8.2.2           Contracts. From the Effective Date until the Closing, Seller shall not (nor shall Seller permit Operating Tenant to), without Purchaser’s prior written consent, which shall not be unreasonably withheld, conditioned or delayed: (i) amend, extend, renew or terminate any Tenant Leases, Material Contracts or Licenses and Permits, except in the Ordinary Course of Business; or (ii) enter into any new Tenant Leases or Material Contracts, unless the new Tenant Leases or Material Contracts are terminable by Seller, at no cost or expense to Purchaser, at or before the Closing.

8.3           Licenses and Permits.  Except as otherwise set forth herein, Purchaser shall be solely responsible for obtaining the transfer of all transferrable Licenses and Permits or the issuance of new licenses and permits, including, without limitation, the licenses and permits required for the sale and service of alcoholic beverages at the Property (the “Liquor License”).  Purchaser, at its cost and expense, shall submit all necessary applications and other materials to the appropriate Governmental Authority and take such other actions to effect the transfer of Licenses and Permits or issuance of new licenses and permits, including, without limitation, the Liquor License, prior to the Closing Date, and Seller shall use commercially reasonable efforts, at no material cost or expense to itself, other than any de minimis cost or expense, or any cost or expense which Purchaser agrees, in writing, to reimburse, to cooperate with Purchaser to cause the Licenses and Permits to be transferred or new licenses and permits or interim licenses and permits to be issued to Purchaser.  Notwithstanding anything to the contrary in this Section 8.3, Purchaser shall not communicate, file any application or otherwise commence any procedure or proceeding with any Governmental Authority for the transfer of any Licenses or Permits or issuance of new licenses and permits, or post any notices at the Property or publish any notices required for the transfer of the Licenses or Permits or issuance of new licenses and permits or interim licenses and permits, including, without limitation, the Liquor License, prior to the expiration of the Due Diligence Period.  If this Master Purchase and Sale Agreement is terminated and Purchaser has filed an application or otherwise commenced the processing of obtaining new licenses and permits, Purchaser shall withdraw all such applications and cease all other activities with respect to such new licenses and permits.  If Purchaser is unable to obtain the Liquor License for the Property prior to Closing, Seller or holder of the Liquor License, as the case may be, and Purchaser, shall enter into a Beverage Services Agreement in the form of Exhibit C (the “Beverage Services Agreement”) pursuant to which Seller or the holder of the existing Liquor License, as the case may be, shall manage the purchase, sale and service of alcoholic beverages at the Property, to the extent permitted under Applicable Law, in accordance with the terms and conditions of the Beverage Services Agreement until such time as a new liquor license and applicable permits for sale and service of alcoholic beverages has been obtained by Purchaser.

8.4           Employees.

8.4.1          Termination and Rehiring of Employees. Except as otherwise provided herein, Seller shall cause each Employer to terminate the employment of all Employees effective as of the Closing, and Purchaser shall (or shall cause its manager to) offer employment to the terminated Employees as Purchaser deems appropriate in its sole and absolute discretion; provided, however, that Purchaser (or its manager) shall offer employment to a sufficient number of terminated Employees as is necessary to prevent Seller Indemnitees from incurring any Indemnification Loss under the WARN Act with respect to the Employees.  Purchaser shall defend, indemnify and hold harmless Seller Indemnitees in accordance with ARTICLE XV from and against any Indemnification Loss incurred by Seller Indemnitees as a result of Purchaser’s failure to offer employment to a sufficient number of terminated Employees as provided herein. Seller shall, or shall cause its manager to, pay any severance or termination fees required to be paid by the Employer’s severance policies (and any Applicable Law) for any Employee who is terminated by the Employer.

8.4.2           Terms of Employment of Rehired Employees. The terms and conditions of employment to be offered to any Employees shall be on such terms as Purchaser (or its manager) deems appropriate in its sole and absolute discretion.

8.4.3           Survival.  This Section 8.4 shall survive the initial Closing and all subsequent Closings hereunder, as well as the termination of this Master Purchase and Sale Agreement..

8.5           Bookings.  Purchaser shall honor all Bookings made prior to the Closing Date for any period on or after the Closing Date; excluding, however, any Bookings by any Person in redemption of any benefits accrued under any preferred guest program.  This Section 8.5 shall survive the initial Closing and all subsequent Closings hereunder, as well as the termination of this Master Purchase and Sale Agreement.

8.6           Tax Contests.

8.6.1           Taxable Period Terminating Prior to Closing Date.  Seller shall retain the right to commence, continue and settle any proceeding to contest any Taxes for any taxable period which terminates prior to the Closing Date, and shall be entitled to any refunds or abatements of Taxes awarded in such proceedings; provided, however, Seller shall reimburse Purchaser for any Prorations paid by Purchaser which are subject to such abatements.  This Section 8.6.1 shall survive the initial Closing and all subsequent Closings hereunder, as well as the termination of this Master Purchase and Sale Agreement.

8.6.2           Taxable Period Commencing After Closing Date.  Purchaser shall have the right to commence, continue and settle any proceedings to contest Taxes for any taxable period which commences after the Closing Date, and shall be entitled to any refunds or abatements of Taxes awarded in such proceedings.  This Section 8.6.2 shall survive the initial Closing and all subsequent Closings hereunder, as well as the termination of this Master Purchase and Sale Agreement.

8.7           Cooperation. Seller and Purchaser shall use commercially reasonable efforts to cooperate with the Party contesting the Taxes (at no cost or expense to the Party not contesting the Taxes) and execute and deliver any documents and instruments reasonably requested by the Party contesting the Taxes in furtherance of the contest of the Taxes. This Section 8.7 shall survive the initial Closing and all subsequent Closings hereunder, as well as the termination of this Master Purchase and Sale Agreement.

8.8           Notices and Filings.  Seller and Purchaser shall use commercially reasonable efforts to cooperate with each other (at no cost or expense to the Party whose cooperation is requested) to provide written notice to any Person under any Tenant Leases, Contracts, Licenses and Permits, and to effect any registrations or filings with any Governmental Authority or other Person, regarding the change in ownership of the Property or the Business.  This Section 8.8 shall survive the initial Closing and all subsequent Closings hereunder, as well as the termination of this Master Purchase and Sale Agreement.

8.9           Access to Information.  After Closing, Purchaser shall provide to the officers, employees, agents and representatives of Seller Indemnitees reasonable access to: (i) the Books and Records with respect to the Property; (ii) the Property; and (iii) the employees at the Property, for any purpose that is commercially necessary, including, without limitation, to prepare any documents required to be filed by Seller, Operating Tenant or any of their Affiliates under Applicable Law or to investigate, evaluate and defend any claim, charge, audit, litigation or other proceeding made by any Person or insurance company involving Seller, Operating Tenant or any of their Affiliates; provided, however, that (A) Seller Indemnitees shall provide reasonable prior written notice to Purchaser, (B) Purchaser shall not be required to provide such access during non-business hours, (C) Purchaser shall have the right to accompany the officer, employees, agents or representatives of Seller Indemnitees in providing access to the Books and Records, Property or employees of Purchaser (or Purchaser’s manager) as provided in this Section 8.9, and (D) Seller shall defend, indemnify and hold harmless Purchaser Indemnitees in accordance with ARTICLE XV from and against any Indemnification Loss incurred by Purchaser Indemnitees arising from any examinations, tests, investigations or studies of the Property conducted by Seller Indemnitees or Seller’s employees, agents or representatives pursuant to this Section 8.9.  Purchaser, at its cost and expense, shall retain all Books and Records with respect to each Property purchased by Purchaser pursuant to this Master Purchase and Sale Agreement for a period of seven (7) years after the Closing Date.  This Section 8.9 shall survive the initial Closing and all subsequent Closings hereunder, as well as the termination of this Master Purchase and Sale Agreement.

8.10         Privacy Laws.  To the extent Purchaser reviews, is given access to, or otherwise obtains, any Hotel Guest Data and Information as part of the purchase of the Property and the Business, Purchaser shall at all times comply in all material respects with all Applicable Law concerning: (i) the privacy and use of the Hotel Guest Data and Information and the sharing of such information and data with third parties (including, without limitation, any restrictions with respect to Purchaser’s or any third party’s ability to use, transfer, store, sell or share such information and data); and (ii) the establishment of adequate security measures to protect the Hotel Guest Data and Information. This Section 8.10 shall survive the initial Closing and all subsequent Closings hereunder, as well as the termination of this Master Purchase and Sale Agreement.

8.11         Further Assurances.  From the Effective Date until the expiration or earlier termination of this Master Purchase and Sale Agreement, Seller and Purchaser shall use commercially reasonable efforts to take, or cause to be taken, all actions, and to do, or cause to be done, all things, necessary, proper or advisable to consummate the transactions described in this Master Purchase and Sale Agreement, including, without limitation: (i) obtaining all necessary consents, approvals and authorizations required to be obtained from any Governmental Authority or other Person under this Master Purchase and Sale Agreement or Applicable Law; and (ii) effecting all registrations and filings required under this Master Purchase and Sale Agreement or Applicable Law. After Closing, Seller and Purchaser shall use commercially reasonable efforts (at no cost or expense to such Party, other than any de minimis cost or expense or any cost or expense which the requesting Party agrees in writing to reimburse) to further effect the transactions contemplated by this Master Purchase and Sale Agreement.  The immediately preceding sentence of this Section 8.11 shall survive the initial Closing and all subsequent Closings hereunder, as well as the termination of this Master Purchase and Sale Agreement.

ARTICLE IX
CLOSING CONDITIONS

9.1           Mutual Closing Conditions.

9.1.1           Satisfaction of Mutual Closing Conditions. The respective obligations of Seller and Purchaser to close the transactions contemplated by this Master Purchase and Sale Agreement, as well as an Individual Purchase and Sale Agreement, are subject to the satisfaction, at or prior to Closing, of the following conditions precedent (the “Mutual Closing Condition(s)”):

(A)         No litigation or other court action shall have been commenced seeking to obtain an injunction or other relief from such court to enjoin the consummation of the transactions described in this Master Purchase and Sale Agreement or the Individual Purchase and Sale Agreement, and no preliminary or permanent injunction or other order, decree or ruling shall have been issued by a court of competent jurisdiction or by any Governmental Authority, that would make illegal or invalid or otherwise prevent the consummation of the transactions described in this Master Purchase and Sale Agreement or the Individual Purchase and Sale Agreement; and

(B)          No Applicable Law shall have been enacted that would make illegal or invalid or otherwise prevent the consummation of the transactions described in this Master Purchase and Sale Agreement or the Individual Purchase and Sale Agreement.

9.1.2           Failure of Mutual Closing Condition.  If any Mutual Closing Condition(s) is/are not satisfied at Closing, then each Party to an Individual Purchase and Sale Agreement shall have the right to:

(A)         Terminate such Individual Purchase and Sale Agreement by providing written notice thereof to the other Party, in which event, such Parties shall have no further rights or obligations under such Individual Purchase and Sale Agreement; or

(B)         Waive, in writing, any such Mutual Closing Condition(s) at or prior to Closing and proceed to Closing, if possible, without abatement of the amount of the Purchase Price allocated to the Property described in such Individual Purchase and Sale Agreement, as set forth on Schedule 3.3.5 attached hereto.

If either Party terminates an Individual Purchase and Sale Agreement pursuant to this Section 9.1.2, the terminating party shall provide written notice to Escrow Agent and the other Party directing Escrow Agent to disburse the amount of the Deposit allocated to the Property described in such Individual Purchase and Sale Agreement, as set forth on Schedule 3.3.5 attached hereto, to Purchaser, in accordance with the Deposit Escrow Agreement, no later than two (2) Business Days after the termination.

9.2           Purchaser Closing Conditions.

9.2.1           Satisfaction of Purchaser Closing Conditions. In addition to the Mutual Closing Conditions, Purchaser’s obligation to close the transactions contemplated by this Master Purchase and Sale Agreement, as well as any Individual Purchase and Sale Agreement, is subject to the satisfaction, at or prior to Closing, of the following conditions precedent (the “Purchaser Closing Condition(s)”):

(A)         All Seller Closing Deliveries shall have been delivered to Purchaser or deposited with Escrow Agent in the Closing Escrow to be delivered to Purchaser at Closing;

(B)         The representations or warranties of Seller in this Master Purchase and Sale Agreement (as qualified by any schedules to this Master Purchase and Sale Agreement and any amendments or supplements to such schedules, other than a Post Due Diligence Disclosure) and each Individual Purchase and Sale Agreement (as qualified by any schedules to such Individual Purchase and Sale Agreement and any amendments or supplements to such schedules, other than a Post Due Diligence Disclosure), shall be true and correct in all material respects as of the Closing (or as of such other date to which such representation or warranty expressly is made), except to the extent any breach of such representations or warranties would not have a material adverse effect on the Business or prevent the Parties from consummating the transaction described in any Individual Purchase and Sale Agreement;

(C)          The covenants and obligations of Seller in this Master Purchase and Sale Agreement and each Individual Purchase and Sale Agreement shall have been performed in all material respects. As used in Section 9.2.1(B) above and this Section 9.2.1(C), “material adverse effect” shall mean the adverse economic impact to an individual Property of more than TWENTY FIVE THOUSAND DOLLARS ($25,000) or a material adverse impact generally on the Business of the Property;

(D)          Title Company shall have committed to issue the Title Policy for the Property pursuant to Section 5.3 hereof, subject to the payment by Purchaser of any fees and expenses with respect to the Title Commitment and Title Policy pursuant to Section 11.4.2 hereof;

(E)           Purchaser shall have obtained Lender Approval with respect to the Properties identified herein and the Properties identified in the Other Master Purchase and Sale Agreement;

(F)           Purchaser shall have obtained Franchise Approval with respect to (i) the Properties indentified herein and (ii) the Properties identified in the Other Master Purchase and Sale Agreement;

(G)           Purchaser shall have obtained Title Policies with respect to (i)the Properties identified herein and (ii) the Properties identified in the Other Master Purchase and Sale Agreement;

(H)          The Acquisition Threshold shall have been satisfied both herein and in the Other Master Purchase and Sale Agreement; and

(I)           Purchaser shall have received the Property Level Estoppel Certificates described in Schedule 9.2.1(H), duly executed by the party noted therein, without material deviation from the form Property Level Estoppel Certificate provided by Purchaser, which deviation discloses a material adverse fact or circumstance.

9.2.2           Failure of Purchaser Closing Condition. Except as expressly provided in Section 9.4 hereof, if any Mutual Closing Condition(s) or Purchaser Closing Condition(s) is/are not satisfied at Closing, then Purchaser shall have the right to:

(A)          Terminate such Individual Purchase and Sale Agreement by providing written notice thereof to Escrow Agent and Seller, in which even, such Parties shall have no further rights or obligations under such Individual Purchase and Sale Agreement (provided, however, that Purchaser shall have no right to terminate such Individual Purchase and Sale Agreement due to the failure of the Purchaser Closing Condition described at Section 9.2.1(I) above unless the estoppel certificates received disclose a previously undisclosed material adverse condition; or

(B)          Waive, in writing, any such Mutual Closing Condition(s) and/or Purchaser Closing Condition(s) at or prior to Closing and proceed to Closing, if possible, without abatement of the amount of the Purchase Price allocated to the Property described in such Individual Purchase and Sale Agreement, as set forth on Schedule 3.3.5 attached hereto.

If Purchaser terminates an Individual Purchase and Sale Agreement pursuant to this Section 9.2.2, Purchaser shall provide written notice to Escrow Agent and Seller directing Escrow Agent to disburse the amount of the Deposit allocated to the Property described in such Individual Purchase and Sale Agreement, as set forth on Schedule 3.3.5 attached hereto, to Purchaser, in accordance with the Deposit Escrow Agreement, no later than two (2) Business Days after the termination; provided, however, if the Individual Purchase and Sale Agreement is terminated pursuant to this Section 9.2.2 because either a Lender Approval or Franchise Approval was not received by Purchaser with respect to the Property and Purchaser failed for such Property to have commenced, on or prior to the Loan and Franchise Application Date, the application process for the Lender Approval or Franchise Approval, respectively, which was not obtained prior to Closing, or because the Title Company shall have refused to issue the Title Policy for the Property described in such Individual Purchase and Sale Agreement, then Purchaser shall have no right to a refund of the Deposit as to that Property, and the amount of the Deposit allocated to the Property described in such Individual Purchase and Sale Agreement, as set forth on Schedule 3.3.5 attached hereto, shall, instead, be allocated to, among or between, as the case may be, the remaining Property or Properties, as reasonably agreed to by the Parties.

9.3           Seller Closing Conditions.

9.3.1           Satisfaction of Seller Closing Conditions. In addition to the Mutual Closing Conditions, Seller’s obligation to close the transactions contemplated in this Master Purchase and Sale Agreement, as well as any Individual Purchase and Sale Agreement, is subject to the satisfaction, at or prior to Closing, of the following conditions precedent (the “Seller Closing Condition(s)”):

(A)          Purchaser shall have paid to Seller or deposited with Escrow Agent, in accordance with the Deposit Escrow Agreement, the Purchase Price for the Property, as adjusted pursuant to Section 3.1 hereof;

(B)          All Purchaser Closing Deliveries shall have been delivered to Seller or deposited with Escrow Agent in the Closing Escrow to be delivered to Seller at Closing;

(C)          The representations or warranties of Purchaser in this Master Purchase and Sale Agreement (as qualified by any schedules to this Master Purchase and Sale Agreement and any amendments or supplements to such schedules, other than a Post Due Diligence Disclosure) and the Individual Purchase and Sale Agreement shall be true and correct in all material respects as of the Closing (or as of such other date to which such representation or warranty expressly is made), except to the extent any breach of such representations or warranties would not prevent the Parties from consummating the transaction described in such Individual Purchase and Sale Agreement;

(D)          The covenants and obligations of Purchaser in this Master Purchase and Sale Agreement and the Individual Purchase and Sale Agreement shall have been performed in all material respects;

(E)          Purchaser shall have delivered to Seller the insurance certificate required under the Beverage Services Agreement;

(F)          Purchaser shall have obtained Lender Approval with respect to (i) the Properties identified herein and (ii) the Properties identified in the Other Master Purchase and Sale Agreement;

(G)          Purchaser shall have obtained Franchise Approval with respect to (i) the Properties indentified herein and (ii) the Properties identified in the Other Master Purchase and Sale Agreement; and

(H)          The Acquisition Threshold shall have been satisfied both herein and in the Other Master Purchase and Sale Agreement.

9.3.2           Failure of Seller Closing Condition. Except as expressly provided in Section 9.4, if any Mutual Closing Condition(s) and/or Seller Closing Condition(s) is/are not satisfied at Closing, then Seller shall have the right to:

(A)          Terminate any Individual Purchase and Sale Agreement by providing written notice thereof to Escrow Agent and Purchaser, in which even, such Parties shall have no further rights or obligations under such Individual Purchase and Sale Agreement; or

(B)          Waive, in writing, any such Mutual Closing Condition(s) and/or Seller Closing Condition(s) at or prior to Closing and proceed to Closing, if possible, without abatement of the amount of the Purchase Price allocated to the Property described in such Individual Purchase and Sale Agreement, as set forth on Schedule 3.3.5 attached hereto.

If Seller terminates an Individual Purchase and Sale Agreement pursuant to this Section 9.3.2, Seller shall provide written notice to Escrow Agent and Purchaser directing Escrow Agent to disburse the amount of the Deposit allocated to the Property described in such Individual Purchase and Sale Agreement, as set forth on Schedule 3.3.5 attached hereto, to Seller, in accordance with the Deposit Escrow Agreement, no later than two (2) Business Days after the termination.

9.4           Frustration of Closing Conditions.  Neither Seller nor Purchaser may rely on the failure of a Seller Closing Condition or a Purchaser Closing Condition, respectively, if such failure was caused by such Party’s failure to act in good faith or to use its commercially reasonable efforts to cause the Closing to occur.

ARTICLE X
CLOSING

10.1         Closing Date.  The settlement on each Property pursuant to this Master Purchase and Sale Agreement (the “Closing”) shall occur, if at all, on or before the date (the “Closing Date”) that is fifteen (15) days following the expiration or sooner waiver of both (i) the Lender Approval Contingency Period and (ii) the Franchise Approval Contingency Period, subject to the terms and conditions of this Master Purchase and Sale Agreement.

10.2         Closing Escrow.  Each Closing shall take place pursuant to an escrow agreement between the Parties (the “Closing Escrow Agreement”), in form and substance reasonably acceptable to the Parties, and administered and coordinated by Escrow Agent (the “Closing Escrow”), pursuant to which (i) the Cash Consideration, which shall be paid by Purchaser to Seller pursuant to Section 3.3 hereof, shall be deposited with Escrow Agent, (ii) all of the documents required to be delivered by Seller and Purchaser at any Closing pursuant to this Master Purchase and Sale Agreement shall be deposited with Escrow Agent, (iii) at each Closing, the portion of the Purchase Price allocable to the Property, as set forth on Schedule 3.3.5 attached hereto, as adjusted pursuant to Section 3.1 hereof, shall be disbursed to Seller, and (iv) the documents deposited into the Closing Escrow shall be recorded in the appropriate jurisdiction or otherwise delivered to Seller and Purchaser, as the case may be, pursuant to the Closing Escrow Agreement.

10.3         Closing Deliveries.

10.3.1         Seller’s Deliveries.  At Closing, Seller shall deliver or cause to be delivered to Purchaser, or deposited with Escrow Agent in the Closing Escrow to be recorded or delivered to Purchaser, as appropriate, all of the (i) documents set forth in this Section 10.3.1, each of which shall have been duly executed and acknowledged (if required), by Seller, and (ii) other items set forth in this Section 10.3.1 (the “Seller Closing Deliveries”), as follows:

(A)          A portion of the Cash Credit, as set forth on Schedule 3.3.5 attached hereto, to be paid by Purchaser for the Property;

(B)           A closing certificate in the form of Exhibit D attached hereto, together with all exhibits thereto (the “Closing Certificate”);

(C)           A deed of conveyance for the Real Property (the “Deed”), in form and substance typical of transactions such as the transactions contemplated herein, subject to the Permitted Exceptions;

(D)           A Bill of Sale in the form of Exhibit E, transferring the FF&E, Supplies, IT System, F&B, Retail Merchandise, Intellectual Property, Books and Records, Plans and Specifications, Warranties, Bookings and Accounts Receivable to Purchaser, on the terms set forth therein;

(E)           An Assignment and Assumption of Leases, Contracts and Licenses and Permits in the form of Exhibit F, assigning the Tenant Leases, Contracts and Licenses and Permits to Purchaser, on the terms set forth therein;

(F)           Such agreements, affidavits or other documents as may be reasonably required by the Title Company from Seller to issue the Title Policy;

(G)           Seller’s share, in accordance with local custom, of any real estate transfer tax declaration or similar documents required under Applicable Law in connection with the Real Property;

(H)          A FIRPTA affidavit in the form set forth in the regulations under Section 1445 of the Code;

(I)           To the extent not previously delivered to Purchaser, all originals (or certified copies if originals are not available) of the Tenant Leases, Contracts, Licenses and Permits, Books and Records, keys and lock combinations in Seller’s Possession, which are located at the Property on the Closing Date shall be deemed to be delivered to Purchaser upon delivery of possession of the Property to Purchaser; provided, however, that Seller shall have the right to (i) redact and reformat any Books and Records which include data or other information pertaining to any other hotels owned, managed or franchised by Seller, Operating Tenant or their Affiliates, and (ii) retain copies of any Books and Records delivered to Purchaser;

(J)           The Closing Statement prepared pursuant to Section 11.1 hereof;

(K)          The executed Property Level Estoppels; and

(L)          Such other documents and instruments as may be reasonably requested by Purchaser in order to consummate the transactions described in this Master Purchase and Sale Agreement including, without limitation, the Beverage Services Agreement.

10.3.2         Purchaser’s Deliveries.  At Closing, Purchaser shall deliver or cause to be delivered to Seller, or deposited with Escrow Agent in the Closing Escrow to be delivered to Seller, all of the (i) documents set forth in this Section 10.3.2, each of which shall have been duly executed by Purchaser and acknowledged (if required), and (ii) other items set forth in this Section 10.3.2 (the “Purchaser Closing Deliveries”), as follows:

(A)         A portion of the Purchase Price, as set forth on Schedule 3.3.5 attached hereto, as adjusted pursuant to Section 3.1 hereof, to be paid by Purchaser for the Property;

(B)          A Closing Certificate, together with all exhibits thereto;

(C)          Such documents and instruments that are required to be executed and delivered by Purchaser under the Franchise Agreement for the Property, including, without limitation, any guarantees and reservations agreements each in the form approved by Purchaser in Purchaser’s reasonable  discretion;

(D)          Such documents and instruments that are required to be executed and delivered by Purchaser under the Existing Financing to obtain the Lender Approvals, each in the form approved by Purchaser in Purchaser’s reasonable discretion;

(E)           A counterpart of each of the documents and instruments to be delivered by Seller under Section 10.3.1 hereof which require execution by Purchaser; and

(F)           Such other documents and instruments as may be reasonably requested by the Title Company in order to consummate the transactions described in this Master Purchase and Sale Agreement.

10.4         Possession.  Seller shall deliver possession of the Real Property, subject to the Permitted Exceptions, and the tangible Personal Property, to Purchaser, upon completion of the Closing.

ARTICLE XI
PRORATIONS AND EXPENSES

11.1         Closing Statement.  No later than three (3) Business Days prior to the Closing, the Parties, through their respective employees, agents or representatives, jointly shall make such examinations, audits and inventories of the Property as may be necessary to make the adjustments and prorations to the Purchase Price as set forth in Section 11.2 and Section 11.3 hereof or any other provisions of this Master Purchase and Sale Agreement. Based upon such examinations, audits and inventories, the Parties jointly shall prepare, prior to the Closing, a closing statement (the “Closing Statement”), which shall set forth their best estimate of the amounts of the items to be adjusted and prorated under this Master Purchase and Sale Agreement. Each Closing Statement shall be approved and executed by the Parties at the Closing, and such adjustments and prorations shall be final with respect to the items set forth in the Closing Statement, except to the extent any such items shall be reprorated after the Closing as expressly set forth in Section 11.2 hereof.

11.2         Prorations.  The items of revenue and expense set forth in this Section 11.2 shall be prorated between the Parties (the “Prorations”) as of 11:59 p.m. on the day preceding the Closing Date (the “Cut-Off Time”), or such other time expressly provided in this Section 11.2, so that the Closing Date is a day of income and expense for Purchaser.

11.2.1         Taxes. All real property, personal property and similar Taxes shall be prorated as of the Cut-Off Time between Seller and Purchaser. If the amount of any Taxes is not ascertainable on the Closing Date, the proration for the Taxes shall be based on the most recent available bill; provided, however, that after the Closing, Seller and Purchaser shall reprorate the Taxes and pay any deficiency in the original proration to each Party to which such deficiency is owed promptly upon receipt of the actual bill for the relevant taxable period.  This Section 11.2.1 shall survive the initial Closing and all subsequent Closings hereunder, as well as the termination of this Master Purchase and Sale Agreement.

11.2.2         Tenant Leases. Any rents and other amounts prepaid, accrued or due and payable under the Tenant Leases shall be prorated as of the Cut-Off Time between Seller and Purchaser.  Purchaser shall receive a credit for all assignable security deposits held by Seller under the Tenant Leases which are not transferred to Purchaser, and Purchaser thereafter shall be obligated to refund or apply such deposits in accordance with the terms of the Tenant Leases.  Purchaser shall not receive a credit for any non-assignable security deposits held by Seller which Seller shall return to the tenant under the Tenant Lease, and Purchaser shall obtain any replacement security deposit from the tenant.  Delinquent rents and other such amounts, if any, shall not be prorated and all rights thereto shall be retained by Seller, who reserves the right to collect and retain such delinquent rents and other such amounts, and Purchaser agrees to cooperate with Seller in Seller’s efforts to collect such sums; provided, however, that Seller shall not be entitled to commence any disposition or eviction proceeding against the delinquent tenant.  If, at any time after the Closing, Purchaser shall receive any such delinquent rents, Purchaser shall promptly remit such amounts to Seller, provided that any monies received by Purchaser from a delinquent tenant shall be applied first to current rents then due and payable and then to delinquent rents in the inverse order in which they became due and payable.  The previous sentence shall survive the Closing.

11.2.3         Contracts. Any amounts prepaid, accrued or due and payable under the Contracts assumed by Purchaser at Closing (other than for utilities which proration is addressed separately in Section 11.2.5 hereof) shall be prorated as of the Cut-Off Time between Seller and Purchaser, with Seller being credited for amounts prepaid for periods following Closing, and Purchaser being credited for amounts accrued and unpaid.  Purchaser shall receive a credit for all deposits held by Seller under the Contracts (together with any interest thereon) which are not transferred to Purchaser, and Purchaser thereafter shall be obligated to refund or apply such deposits in accordance with the terms of the Contracts.  At Closing, Seller shall receive a credit for all deposits made by Seller under the Contracts (together with any interest thereon) which are transferred to Purchaser or remain on deposit for the benefit of Purchaser.

11.2.4         Licenses and Permits. All amounts prepaid, accrued or due and payable under any Licenses and Permits transferred to Purchaser shall be prorated as of the Cut-Off Time between Seller and Purchaser. At Closing, Seller shall receive a credit for all deposits made by Seller under the Licenses and Permits (together with any interest thereon) which are transferred to Purchaser or which remain on deposit for the benefit of Purchaser.

11.2.5         Utility Services.  All utility services shall be prorated as of the Cut-Off Time between Seller and Purchaser. The Parties shall use commercially reasonable efforts to obtain readings for all utilities as of the Cut-Off Time.  If readings cannot be obtained as of the Closing Date, the cost of such utilities shall be prorated between Seller and Purchaser by estimating such cost on the basis of the most recent bill for such service; provided, however, that after the Closing, the Parties shall reprorate the amount for such utilities and pay any deficiency in the original proration to each Party to which such deficiency is owed promptly upon receipt of the actual bill for the relevant billing period, which obligation shall survive the initial Closing and all subsequent Closings hereunder, as well as the termination of this Master Purchase and Sale Agreement. Seller shall receive a credit for all fuel stored at its Property based on Seller’s cost for such fuel. Seller shall receive a credit for all deposits transferred to Purchaser or which remain on deposit for the benefit of Purchaser with respect to such utility contracts.

11.2.6         Bookings. Purchaser shall receive a credit for 100% of the value of all  gift certificates and prepaid deposits for Bookings scheduled to occur on or after the Closing Date, except to the extent such deposits are transferred to Purchaser.

11.2.7         Restaurants and Bars. Seller shall close out the transactions in the restaurants and bars at its Property as of the regular closing time for such restaurants and bars during the night in which the Cut-Off Time occurs and retain all monies collected as of the Closing, and Purchaser shall be entitled to any monies collected from the restaurants and bars thereafter.

11.2.8         Vending Machines. Seller shall remove all monies from all vending machines, laundry machines, pay telephones and other coin operated equipment as of the Cut-Off Time and shall retain all monies collected therefrom as of the Cut-Off Time, and Purchaser shall be entitled to any monies collected therefrom after the Cut-Off Time.

11.2.9         Trade Payables. Except to the extent an adjustment or proration is made under another subsection of this Section 11.2, (i) Seller shall pay in full prior to the Closing all amounts payable to vendors or other suppliers of goods or services for the Business (the “Trade Payables”) which are due and payable as of the Closing Date for which goods or services have been delivered to the Property to the Closing, and (ii) Purchaser shall receive a credit for the amount of the Trade Payables which have accrued, but are not yet due and payable as of the Closing Date, and Purchaser shall pay all the Trade Payables accrued as of the Closing Date when the Trade Payables become due and payable; provided, however, that Seller and Purchaser shall reprorate the amount of credit for any Trade Payables and pay any deficiency in the original proration to each Party to which such deficiency is owed promptly upon receipt of the actual bill for such goods or services.  This Section 11.2.9 shall survive Closing as well as the termination of this Master Purchase and Sale Agreement.

11.2.11       Cash. Subject to the provisions of this Master Purchase and Sale Agreement regarding deposits, at Closing, Seller shall receive a credit for all cash on hand or on deposit in any house bank at the Property which shall remain on deposit for the benefit of Purchaser.

11.2.12       Function Revenues. Revenues from conferences, receptions, catering, meetings and other functions occurring in any conference, banquet or meeting rooms in the Property, or in any adjacent facilities owned or operated by Seller, including usage charges and related taxes, food and beverage sales, valet parking charges, equipment rentals and telecommunications charges (collectively, “Function Revenues”), shall be allocated between Seller and Purchaser, based on when the function therein commenced, with (x) one-day functions commencing prior to the Cut-Off Time being allocated to Seller, (y) one-day functions commencing after the Cut-Off Time being allocated to Purchaser and (z) multi-day functions being allocated between Seller and Purchaser according to the number of days of the function occurring before the Cut-Off Time and the number of days of the function occurring after the Cut-Off Time.

11.2.13       Other Adjustments and Prorations. All other items of income and expense as are customarily adjusted or prorated upon the sale and purchase of a hotel property similar to the Property shall be adjusted and prorated between Seller and Purchaser accordingly.

11.3         Accounts Receivable.

11.3.1         Guest Ledger. At Closing, Seller shall receive a credit in an amount equal to: (i) all amounts charged to the Guest Ledger for all room nights up to (but not including) the night during which the Cut-Off Time occurs, and (ii) one half (½) of all amounts charged to the Guest Ledger for the room night which includes the Cut-Off Time (other than any restaurant or bar charges on the Guest Ledger, which shall be prorated in accordance with Section 11.2.8 hereof, and any Function Revenues, which shall be prorated in accordance with Section 11.2.12 hereof), and Purchaser shall be entitled to retain all deposits made and amounts collected with respect to the Guest Ledger.

11.3.2         Accounts Receivable (Other than Guest Ledger). At Closing, Seller shall receive no credit for any Accounts Receivable (other than the Guest Ledger which is addressed in Section 11.3.1 hereof) and all rights thereto shall be retained by Seller, who reserves the right to collect and retain such Accounts Receivable, Purchaser agrees to cooperate reasonably and at no cost with Seller in Seller’s efforts to collect such Accounts Receivable.  If at any time after the Closing Purchaser shall receive any such Accounts Receivable allocable to the period prior to the Cut-Off Time, Purchaser shall promptly remit the same to Seller provided however any Accounts Receivable collected by Purchaser shall be applied first to current Accounts Receivable owed from and after the Cut-Off Time and then to Accounts Receivable attributable to the period of time prior to the Cut-Off Time in the inverse order in which they became due and payable.  The parties agree that such Accounts Receivable (other than the Guest Ledger which is addressed in Section 11.3.1 hereof), shall be deemed to constitute “Excluded Property” for purposes of this Mater Purchase and Sale Agreement, anything herein to the contrary notwithstanding.

11.4         Transaction Costs.

11.4.1         Seller’s Transaction Costs. In addition to the other costs and expenses to be paid by Seller set forth elsewhere in this Master Purchase and Sale Agreement, Seller shall pay for the following items in connection with the transactions contemplated by this Master Purchase and Sale Agreement: (i) the fees and expenses of removing or curing any Unpermitted Exceptions as required under Section 5.3.4 hereof; (ii) Seller’s share, determined in accordance local custom, of any transfer tax and recording charges payable in connection with the conveyance of the Property; (iii) one half (½) of the fees and expenses for Escrow Agent; and (iv) the fees and expenses of their own attorneys, accountants and consultants.

11.4.2         Purchaser’s Transaction Costs. In addition to the other costs and expenses to be paid by Purchaser as set forth elsewhere in this Master Purchase and Sale Agreement, Purchaser shall pay for the following items in connection with the transactions contemplated by this Master Purchase and Sale Agreement: (i) the fees and expenses incurred by Purchaser for Purchaser’s Inspectors or otherwise in connection with the Inspections; (ii) the fees and expenses for the Title Commitments, Title Policies and any Updated Surveys; (iii) Purchaser’s share, determined in accordance local custom, of any transfer tax and recording charges payable in connection with the conveyance of the Property; (iv) any fees or expenses payable for the assignment, transfer or conveyance of any Contracts, Licenses and Permits, IT System, Intellectual Property, Plans and Specifications and Warranties, and any fees payable to replace the goods or services provided under the Operating Agreements (which are not assigned or transferred to Purchaser); (v) any mortgage tax, title insurance fees and expenses for any loan title insurance policies, recording charges or other amounts payable in connection with any financing obtained by Purchaser; (vi) one half (½) of the fees and expenses for Escrow Agent; and (vii) the fees and expenses of its own attorneys, accountants and consultants.

11.4.3         Other Transaction Costs. All other fees, costs and expenses not expressly addressed in this Section 11.4 or elsewhere in this Master Purchase and Sale Agreement shall be allocated between Seller and Purchaser in accordance with applicable local custom for similar transactions.

11.5         Reconciliation.  If any of the aforesaid prorations cannot be definitely calculated accurately as of the Closing, then they shall be recalculated as soon as practicable after the Closing but in any event within thirty (30) days of the Closing Date.  As soon as is practicable after the Closing, Seller shall conduct a final reconciliation of any such overpayment or underpayment of the prorations described above to the date of Closing and shall provide such final reconciliation to Purchaser, together with all relevant back-up, paid invoices, receipts, and other materials; and if such final reconciliation indicates that Purchaser or Seller was entitled to a larger credit with respect to the same than such Party received at Closing, such Party shall immediately remit the shortfall to the other Party.  This Section 11.5 shall survive the Closing.

ARTICLE XII
TRANSITION PROCEDURES

12.1         Safe Deposit Boxes.  Prior to Closing, Seller shall notify all guests or customers who are then using a safe deposit box at the Property advising them of the pending change in management of the Property and requesting them to conduct an inventory and verify the contents of such safe deposit box. All inventories by such guests or customers shall be conducted under the joint supervision of employees, agents or representatives of the Parties. Upon such inventory and verification, Seller shall deliver to Purchaser all keys, receipts and agreements for such safe deposit box (and thereafter such safe deposit box shall be deemed an “Inventoried Safe Deposit Box”). If this Master Purchase and Sale Agreement is terminated after such inventory, Purchaser shall return all keys, receipts and agreements to Seller for such Inventoried Safe Deposit Boxes immediately upon such termination. At Closing, Seller shall deliver to Purchaser all keys in Seller’s Possession for all safe deposit boxes not then in use, and a list of all safe deposit boxes which are then in use, but not yet inventoried by the depositor, with the name and room number of such depositor. After Closing, the Parties shall make appropriate arrangements for guests and customers at the Property to inventory and verify the contents of the non Inventoried Safe Deposit Boxes, and upon such inventory and verification, Seller shall deliver to Purchaser all keys, receipt and agreements for such safe deposit box (and such safe deposit box thereafter shall constitute an Inventoried Safe Deposit Box). Purchaser shall be responsible for, and shall indemnify and hold harmless Seller Indemnitees in accordance with ARTICLE XV from and against any Indemnification Loss incurred by Seller Indemnitees with respect to, any theft, loss or damage to the contents of any safe deposit box from and after the time such safe deposit box is deemed an Inventoried Safe Deposit Box pursuant to this Section 12.1. Seller shall be responsible for, and shall indemnify and hold harmless Purchaser Indemnitees in accordance with ARTICLE XV from and against, any Indemnification Loss incurred by Purchaser Indemnitees with respect to, any theft, loss or damage to the contents of any safe deposit box at the Property prior to the time such safe deposit box is deemed an Inventoried Safe Deposit Box.

12.2         Baggage.  On the Closing Date, employees, agents or representatives of the Parties jointly shall make a written inventory of all baggage, boxes and similar items checked in or left in the care of Seller at the Property, and Seller shall deliver to Purchaser the keys to any secured area which such baggage and other items are stored (and thereafter such baggage, boxes and other items inventoried shall be deemed the “Inventoried Baggage”). Purchaser shall be responsible for, and shall indemnify and hold harmless Seller Indemnitees in accordance with ARTICLE XV from and against any Indemnification Loss incurred by Seller Indemnitees with respect to any theft, loss or damage to any Inventoried Baggage from and after the time of such inventory, and any other baggage, boxes or similar items left in the care of Purchaser which was not inventoried by the Parties.

12.3         IT System.  With respect to the IT System, other than the Excluded IT System, Seller shall provide Purchaser with a contact name and telephone number of the applicable licensor, vendor or supplier, and Purchaser shall (i) be responsible for obtaining any consents or approvals necessary for the assignment or transfer of the IT System from Seller to Purchaser, or a new license for the IT System, and (ii) pay any fees or expenses charged by the licensor, vendor or supplier of the IT System in respect of such assignment or transfer or new license (as the case may be). With respect to the Excluded IT System to be removed from the Property, Seller shall have no obligation to replace the Excluded IT System.  If Purchaser replaces any of the Excluded IT System removed by Seller, Seller shall cooperate with Purchaser in all reasonable respects to transfer all data from the Excluded IT System which were removed to the replacement systems installed by Purchaser; provided, however, that no Seller makes any representation, warranty or guarantee whatsoever that the data on the Excluded IT System removed by Seller will be transferable or compatible with the replacement systems installed by Purchaser.

12.4         Removal of Proprietary Property.  From and after Closing, the rights and obligations of Franchisor and Purchaser with respect to any Proprietary Property and any other supplies and other personal property located at the Property, or any signs and fixtures identifying the Property that bear any of the Proprietary Marks shall be governed by the Franchise Agreement.

12.5         Notice to Employees.  On or about Closing, the Parties shall make a joint announcement or communication to the Employees regarding their employment or termination of employment at the Property in accordance with Section 8.4 hereof in form and substance reasonably acceptable to the Parties.

12.6          Notice to Guests.  At Seller’s option and subject to Purchaser’s prior written approval, Seller shall send an announcement to all guests and customers at and of the Property as of the Closing, and all Persons who have Bookings as of the Closing, informing such Persons of the change in ownership of the Property, in form and substance reasonably acceptable to Purchaser.

12.7         Guest Cars.  On the Closing Date, Seller and Purchaser shall count all cars located in any garages owned or operated by Seller or Hotel Manager.

ARTICLE XIII
DEFAULT AND REMEDIES

13.1         Seller Default.  If, at or any time prior to Closing, Seller fails to perform its covenants or obligations under this Master Purchase and Sale Agreement in any material respect, which breach or default is not caused by a Purchaser Default, as hereinafter defined (each, a “Seller Default”), then Purchaser, as its sole and exclusive remedies, may elect to: (i) terminate this Master Purchase and Sale Agreement by providing written notice to Seller, in which case, any amount of the Deposit which has not already been allocated to a Property at a Closing in accordance with the terms and conditions of this Master Purchase and Sale Agreement shall be promptly refunded to Purchaser, and Seller shall reimburse Purchaser for all third-party costs and expenses reasonably incurred by Purchaser in connection with the transactions contemplated under this Master Purchase and Sale Agreement, in an amount not to exceed ONE MILLION DOLLARS ($1,000,000) in the aggregate (the “Purchaser’s Costs”), and the Parties shall have no further rights or obligations under this Master Purchase and Sale Agreement, except as otherwise expressly provided herein; or (ii) seek specific performance of Seller's obligations under this Master Purchase and Sale Agreement and any related Individual Purchase and Sale Agreement; or (iii) waive any Seller Default at or prior to the Closing and proceed to the Closing without any abatement of the Purchase Price. Notwithstanding anything to the contrary in this Master Purchase and Sale Agreement, Purchaser shall not have the right to exercise its remedies under this Section 13.1 for a Seller Default or under Section 9.2.2 hereof for a failure of a Purchaser Closing Condition (each, a “Purchaser Closing Condition Failure”), unless Purchaser has provided written notice to Seller specifying, in reasonable detail, the nature of Seller Default or Purchaser Closing Condition Failure, as the case may be, and Seller has not cured Seller Default or Purchaser Closing Condition Failure, as the case may be, within thirty (30) days after Seller’s receipt of such notice (the “Seller Cure Period”); in which case, the Closing shall be postponed until the date which is five (5) Business Days after the expiration of Seller Cure Period.  Notwithstanding anything to the contrary contained herein, Seller shall have no right to cure or extend the Closing Date for an intentional breach of a representation, warranty or covenant of Seller contained herein.  Notwithstanding the foregoing, in the event that Seller purchases Purchaser’s Due Diligence Reports pursuant to Section 4.1.4 then the purchase price proceeds received by Purchaser shall offset that portion of Purchaser’s Costs equal to the purchase proceeds

13.2         Purchaser’s Default.  If Purchaser fails to perform any of its covenants or obligations under this Master Purchase and Sale Agreement, in any material respect, which breach or default is not caused by Seller Default (each, a “Purchaser Default”), then Seller, as its sole and exclusive remedy, may elect to:  (i) terminate this Master Purchase and Sale Agreement by providing written notice to Purchaser, in which case, any amount of the Deposit which has not already been allocated to a Property at a Closing in accordance with the terms and conditions of this Master Purchase and Sale Agreement shall be retained by Seller, and the Parties shall have no further rights or obligations under this Master Purchase and Sale Agreement, except as otherwise expressly provided herein; or (ii) waive any Purchaser Default at or prior to the Closing and proceed to the Closing without any adjustment to the Purchase Price.  Purchaser acknowledge that it would be difficult to calculate actual damages caused by an intentional breach of any representation, warranty or covenant of Purchaser contained herein, including, without limitation, the failure of Purchaser to purchase each and every Property, where such failure was not due to a Seller Default.

ARTICLE XIV
RISK OF LOSS

14.1         Casualty.  If, at any time after the Effective Date and prior to the Closing or earlier termination of this Master Purchase and Sale Agreement, the Property or any portion thereof is damaged or destroyed by fire or any other casualty (a “Casualty”), Seller of the Property shall give written notice of the Casualty to Purchaser promptly after the occurrence of the Casualty.

14.1.1         Material Casualty.  If the estimated amount of the cost to repair and restore a Property following a Casualty equals or exceeds twenty percent (20%) of the Purchase Price allocation for such Property, as set forth on Scheduled 3.3.5 attached hereto (a “Material Casualty”), and the Material Casualty was not caused by Purchaser or Purchaser’s Inspectors, or their respective employees or agents, then Purchaser shall have the right to elect, by providing written notice to Seller, within ten (10) Business Days after Purchaser’s receipt of Seller’s written notice of the Material Casualty, to:  (i) terminate the Individual Purchase and Sale Agreement by providing written notice to Seller, in which case, the Parties shall have no further rights or obligations under such Individual Purchase and Sale Agreement, except as otherwise expressly provided therein; or (ii) proceed to Closing, without terminating such Individual Purchase and Sale Agreement, in which case Seller shall (A) provide Purchaser with a credit against the Purchase Price in an amount equal to the sum of:  (1) the applicable insurance deductible, and (2) and the reasonable estimated costs for the repair or restoration of the Property required by the Material Casualty, and (B) transfer and assign to Purchaser all of Seller’s right, title and interest in and to all proceeds from all casualty and lost profits insurance policies maintained by Seller with respect to the Property or the Business, except those proceeds allocable to lost profits and costs incurred by Seller for the period prior to the Closing.  If Purchaser fails to provide written notice of its election to Seller within such time period, then Purchaser shall be deemed to have elected to terminate this Master Purchase and Sale Agreement as it relates to the Property in question pursuant to (i) above.  If the Closing is scheduled to occur within Purchaser’s ten (10) Business Day election period, the Closing Date shall be postponed until the date which is five (5) Business Days after the expiration of such ten (10) Business Day election period.  Purchaser shall have the right to a refund of the amount of the Deposit allocated to the Property, as set forth on Schedule 3.3.5 attached hereto, and shall receive the prompt return of such amount following the termination of this Master Purchase and Sale Agreement pursuant to this Section 14.1.1.

14.1.2         Non Material Casualty. In the event of any (i) Casualty which is not a Material Casualty, or (ii) Material Casualty which is caused by Purchaser or Purchaser’s Inspectors, or their respective employees or agents, then Purchaser shall not have the right to terminate this Master Purchase and Sale Agreement or the Individual Purchase and Sale Agreement, but shall proceed to Closing, in which case Seller shall:  (A) provide Purchaser with a credit against the Purchase Price (except if the Casualty is caused by Purchaser or Purchaser’s Inspectors) in an amount equal to the sum of: (1) the applicable insurance deductible, and (2) the reasonable estimated costs for the repair or restoration of the Property required by the Casualty; and (B) transfer and assign to Purchaser all of Seller’s right, title and interest in and to all proceeds from all casualty and lost profits insurance policies maintained by Seller with respect to the Property so affected, except those proceeds allocable to any lost profits or costs incurred by Seller for the period prior to the Closing.

14.2         Condemnation.  If, at any time after the Effective Date but prior to the expiration of termination of this Master Purchase and Sale Agreement, any Governmental Authority commences or threatens to commence any condemnation proceeding or other proceeding in eminent domain with respect to all or any portion of the Real Property not already conveyed pursuant to this Master Purchase and Sale Agreement (each, a “Condemnation”), Seller shall give written notice of the Condemnation to Purchaser promptly after Seller receives notice of the Condemnation.

14.2.1         Material Condemnation. If the Condemnation would (i) result in the permanent loss of value equal to more than twenty percent (20%) of the Purchase Price allocation for a Property, as set forth on Schedule 3.3.5 attached hereto, (ii) result in any permanent material reduction or restriction in access to the Land or Improvements or parking for any particular Property, or (iii) have a permanent materially adverse effect on the Business as conducted at the Property prior to the Condemnation (each, a “Material Condemnation”), then Purchaser shall have the right to elect, by providing written notice to Seller, within ten (10) days after Purchaser’s receipt of Seller’s written notice of the Material Condemnation, to (A) terminate the Individual Purchase and Sale Agreement by providing written notice to each other Party, in which case, the Parties shall have no further rights or obligations under such Individual Purchase and Sale Agreement, except as otherwise expressly provided therein; or (B) proceed to Closing, without terminating such Individual Purchase and Sale Agreement, in which case Seller shall assign to Purchaser all of Seller’s right, title and interest in all proceeds and awards from the Material Condemnation.  If Purchaser fails to provide written notice of its election to Seller within such time period, then Purchaser shall be deemed to have elected to terminate such Individual Purchase and Sale Agreement pursuant to clause (A) above.  If the Closing is scheduled to occur within Purchaser’s ten (10) day election period, the Closing shall be postponed until the date which is five (5) Business Days after the expiration of such ten (10) day election period.  Purchaser shall have the right to a refund of the amount of the Deposit allocated to the Property, as set forth on Schedule 3.3.5 attached hereto, and shall receive the prompt refund of such amount following the termination of an Individual Purchase and Sale Agreement pursuant to this Section 14.2.1.

14.2.2         Non-Material Condemnation. In the event of any Condemnation, other than a Material Condemnation, Purchaser shall not have the right to terminate this Master Purchase and Sale Agreement but shall proceed to Closing, in which case, Seller shall assign to Purchaser all of Seller’s right, title and interest in all proceeds and awards from the Condemnation.

ARTICLE XV
SURVIVAL, INDEMNIFICATION AND RELEASE

15.1         Survival.  Except as expressly set forth in this Section 15.1, all representations, warranties, covenants, liabilities and obligations as they relate to each such Property shall be deemed (i) if the Closing occurs, to survive Closing for a period of six (6) months after the Closing Date of each such Property, or (ii) if this Master Purchase and Sale Agreement is terminated, not to survive such termination.

15.1.1         Survival of Representations and Warranties. If this Master Purchase and Sale Agreement is terminated, the representations and warranties in Section 7.1.13, Section 7.1.14,  Section 7.1.21, Section 7.2.4, Section 7.2.5 and Section 7.2.6 hereof shall survive such termination until the expiration of the applicable statute of limitations.

15.1.2         Survival of Covenants and Obligations. If this Master Purchase and Sale Agreement is terminated, only those covenants and obligations to be performed by the Parties under this Master Purchase and Sale Agreement which expressly survive the termination of this Master Purchase and Sale Agreement shall survive such termination.

15.2         Indemnification by Seller.  Subject to the limitations set forth in ARTICLE VI and Sections 15.1, 15.4, 15.5, 15.6 hereof, as well as any other express provision of this Master Purchase and Sale Agreement, Hersha Hospitality Trust, a Maryland Real Estate Investment Trust (“Hersha”), shall indemnify and hold harmless Purchaser Indemnitees from and against any Indemnification Loss incurred by any Purchaser Indemnitee to the extent resulting from any Retained Liabilities.

15.3         Indemnification by Purchaser.  Subject to the limitations set forth in Sections 15.1, 15.4, 15.5 and 15.6 hereof, Purchaser, and each assignee of Purchaser, shall indemnify and hold harmless Seller Indemnitees from and against any Indemnification Loss incurred by Seller Indemnitee to the extent resulting from (i) any breach of any express representations or warranties of Purchaser in this Master Purchase and Sale Agreement which survive the termination or expiration of this Master Purchase and Sale Agreement in accordance with the express terms hereof, (ii) any breach by Purchaser of any of its covenants or obligations under this Master Purchase and Sale Agreement which expressly survive the termination or expiration of this Master Purchase and Sale Agreement in accordance with the express terms hereof, and (iii) any Assumed Liabilities.

15.4         Limitations on Indemnification Obligations.

15.4.1         Failure to Provide Notice within Survival Period. Notwithstanding anything else to the contrary in this Master Purchase and Sale Agreement, an Indemnitee which is seeking defense or indemnification for a breach of any representations or warranties shall be entitled to indemnification for such breach only if the Indemnitee has given written notice to the Indemnitor in accordance with Section 15.5.1 hereof prior to the expiration of any applicable survival period described herein.

15.4.2         Indemnification Deductible and Cap. Notwithstanding anything to the contrary in this Master Purchase and Sale Agreement, no Seller shall be required to provide indemnification to Purchaser Indemnitees pursuant to clause (i) of Section 15.2 hereof to the extent that the amount of Indemnification Loss incurred by Purchaser Indemnitees for which Purchaser otherwise would be entitled to indemnification under clause (i) of Section 15.2, (A) does not exceed TWENTY FIVE THOUSAND DOLLARS ($25,000) in the aggregate (including all breaches) with regard to any particular Property (the “Indemnification Deductible”), or if the Indemnification Losses exceed the Indemnification Deductible, Purchaser shall not be entitled to defense or indemnification for any amount up to the Indemnification Deductible, or (B) exceeds TWO MILLION FIVE HUNDRED THOUSAND DOLLARS ($2,500,000), in the aggregate, with regard to all Properties.  Notwithstanding anything contained herein to the contrary, in no event shall the Indemnification Deductible or the Cap apply to any Indemnification Losses incurred by any Purchaser Indemnitee arising out of any fraud or intentional misrepresentation by any Seller.

15.4.3         Failure to Provide Timely Notice of Indemnification Claim. Notwithstanding anything to the contrary in this Master Purchase and Sale Agreement, an Indemnitee shall not be entitled to defense or indemnification to the extent the Indemnitee’s failure to promptly notify the Indemnitor in accordance with Section 15.4.1 hereof (i) prejudices the Indemnitor’s ability to defend against any Third-Party Claim on which the Indemnification Claim is based, or (ii) increases the amount of Indemnification Loss incurred in respect of such indemnification obligation of the Indemnitor.

15.4.4         Effect of Taxes, Insurance or Other Reimbursement. Notwithstanding anything to the contrary in this Master Purchase and Sale Agreement, the amount of any Indemnification Loss for which indemnification is provided to an Indemnitee under this ARTICLE XV shall be net of any tax benefits realized or insurance proceeds received by the Indemnitee in connection with the Indemnification Claim, or any other third party reimbursement. The Indemnitee shall use commercially reasonable efforts to realize any tax benefit, collect any insurance proceeds or obtain any third party reimbursement with respect to the Indemnification Claim, and if such tax benefits, insurance proceeds or reimbursement are realized or obtained by the Indemnitee after the Indemnitor has paid any amount in respect of an Indemnification Loss to the Indemnitee, the Indemnitee shall reimburse the amount realized or collected by the Indemnitee up to the amount received from the Indemnitor for the Indemnification Loss.

15.5         Negligence or Willful Misconduct of Indemnitee.  Notwithstanding anything to the contrary in this Master Purchase and Sale Agreement, (i) no Purchaser Indemnitee shall be entitled to defense or indemnification to the extent the Indemnification Loss results from the negligence or willful misconduct of, or breach of this Master Purchase and Sale Agreement by, any Purchaser Indemnitee, and (ii) no Seller Indemnitee shall be entitled to defense or indemnification to the extent the Indemnification Loss results from the negligence or willful misconduct of, or breach of this Master Purchase and Sale Agreement by, Seller Indemnitee.  This Section 15.5 shall survive the initial Closing and all subsequent Closings hereunder, as well as the termination of this Master Purchase and Sale Agreement.

15.6         WAIVER OF CERTAIN DAMAGES. NOTWITHSTANDING ANYTHING TO THE CONTRARY IN THIS AGREEMENT OR UNDER APPLICABLE LAW, EACH SELLER (FOR ITSELF AND ALL SELLER INDEMNITEES) AND PURCHASER (FOR ITSELF AND ALL PURCHASER INDEMNITEES) HEREBY UNCONDITIONALLY AND IRREVOCABLY WAIVE AND DISCLAIM ALL RIGHTS TO CLAIM OR SEEK ANY CONSEQUENTIAL, PUNITIVE, EXEMPLARY, STATUTORY OR TREBLE DAMAGES AND ACKNOWLEDGE AND AGREE THAT THE RIGHTS AND REMEDIES IN THIS AGREEMENT WILL BE ADEQUATE IN ALL CIRCUMSTANCES FOR ANY CLAIMS THE PARTIES (OR ANY INDEMNITEE) MIGHT HAVE WITH RESPECT THERETO

15.7         Indemnification Procedure.

15.7.1         Notice of Indemnification Claim. If any of Seller Indemnitees or Purchaser Indemnitees (as the case may be) (each, an “Indemnitee”) is entitled to defense or indemnification under any express provision in this Master Purchase and Sale Agreement (each, an “Indemnification Claim”), the Party required to provide defense or indemnification to the Indemnitee (the “Indemnitor”) shall not be obligated to defend, indemnify and hold harmless the Indemnitee unless and until the Indemnitee provides written notice to the Indemnitor promptly after the Indemnitee has actual knowledge of any facts or circumstances on which the Indemnification Claim is based or a Third-Party Claim is made on which the Indemnification Claim is based, describing in reasonable detail such facts and circumstances or Third-Party Claim with respect to the Indemnification Claim.

15.7.2         Resolution of Indemnification Claim Not Involving Third-Party Claim. If the Indemnification Claim does not involve a Third-Party Claim and is disputed by the Indemnitor, the dispute shall be resolved by litigation or other means of alternative dispute resolution as the Parties may agree in writing.

15.7.3         Resolution of Indemnification Claim Involving Third-Party Claim. If the Indemnification Claim involves a Third-Party Claim, the Indemnitor shall have the right (but not the obligation) to assume the defense of the Third-Party Claim, at its cost and expense, and shall use good faith efforts consistent with prudent business judgment to defend the Third-Party Claim, provided that (i) the counsel for the Indemnitor who shall conduct the defense of the Third-Party Claim shall be reasonably satisfactory to the Indemnitee (unless selected by Indemnitor’s insurance company), (ii) the Indemnitee, at its cost and expense, may participate in, but shall not control, the defense of the Third-Party Claim, and (iii) the Indemnitor shall not enter into any settlement or other agreement which requires any performance by the Indemnitee, other than the payment of money which shall be paid by the Indemnitor. The Indemnitee shall not enter into any settlement or other agreement with respect to the Indemnification Claim, without the Indemnitor’s prior written consent, which consent may be withheld in Indemnitor’s sole discretion. If the Indemnitor elects not to assume the defense of the Third-Party Claim, the Indemnitee shall have the right to retain the defense of the Third-Party Claim and shall use good faith efforts consistent with prudent business judgment to defend the Third-Party Claim in an effective and cost efficient manner.

15.8         Accrual of Indemnification Obligation. Notwithstanding anything to the contrary in this Master Purchase and Sale Agreement, the Indemnitee shall have no right to indemnification against the Indemnitor for any Indemnification Claim which (i) does not involve a Third-Party Claim but is disputed by Indemnitor until such time as the dispute is resolved by written agreement or other means as the Parties otherwise may agree in writing, or (ii) which involves a Third-Party Claim until such time as the Third-Party Claim is concluded, including any appeals with respect thereto.

15.9         Exclusive Remedy for Indemnification Loss.  Except for claims based on fraud, the indemnification provisions in this ARTICLE XV shall be the sole and exclusive remedy of any Indemnitee with respect to any claim for Indemnification Loss arising from or in connection with this Master Purchase and Sale Agreement.

ARTICLE XVI
MISCELLANEOUS PROVISIONS

16.1         Notices.

16.1.1         Method of Delivery. All notices, requests, demands and other communications required to be provided by any Party under this Master Purchase and Sale Agreement (each, a “Notice”) shall be in writing and delivered, at the sending Party’s cost and expense, by (i) personal delivery, (ii) certified U.S. mail, with postage prepaid and return receipt requested, (iii) overnight courier service, or (iv) facsimile transmission, with a verification copy sent on the same day by any of the methods set forth in clauses (i), (ii) or (iii), to the recipient Party at the following address or facsimile number:

If to Seller:

c/o Hersha Hospitality Trust
Penn Mutual Towers
510 Walnut Street
Philadelphia, PA  19106
Attn: Mr. Jay H. Shah, CEO
Facsimile:  (215) 238-0157

And to:

c/o Hersha Hospitality Trust
Penn Mutual Towers
510 Walnut Street
Philadelphia, PA  19106
Attn: Mr. William Walsh, Vice President, Asset Management
Facsimile:  (215) 238-0157

In each case, with a copy to:

William R. Sasso, Esquire
Stradley Ronon Stevens & Young, LLP
2600 One Commerce Square
Philadelphia, PA  19103-7098
Facsimile:  (215) 564-8120

And to:

Jonathan M. Grosser, Esquire
Stradley Ronon Stevens & Young, LLP
2600 One Commerce Square
Philadelphia, PA  19103-7098
Facsimile:  (215) 564-8120
If to Purchaser:

SOF-VIII U.S. Hotel Co-Invest Holdings L.P.
591 West Putnam Avenue
Greenwich, CT  06830
Attention: Suril Shah, Vice President, Acquisitions
Facsimile:

In each case, with a copy to:

Eric W. Franklin, Esquire
Rinaldi, Finkelstein & Franklin, LLC
591 West Putnam Avenue
Greenwich, CT  06830
Facsimile:  (203) 422-7868

And to:
David S. Phelps, Esquire
Paul, Hastings, Janofsky & Walker LLP
515 South Flower Street, 25th Floor
Los Angeles, CA 90071
Facsimile:  (213) 996-3103

16.1.2         Receipt of Notices. All Notices sent by a Party (or its counsel pursuant to Section 16.1.4) under this Master Purchase and Sale Agreement shall be deemed to have been received by the Party to whom the Notice is sent upon (i) delivery to the address or facsimile number of the recipient Party, provided that such delivery is made prior to 5:00 p.m. (local time for the recipient Party) on a Business Day, otherwise the following Business Day, or (ii) the attempted delivery of the Notice if (A) the recipient Party refuses delivery of the Notice, or (B) the recipient Party is no longer at such address or facsimile number, and the recipient Party failed to provide the sending Party with its current address or facsimile number pursuant to Section 16.1.3.

16.1.3         Change of Address. The Parties and their respective counsel shall have the right to change their respective address and/or facsimile number for the purposes of this Section 16.1 by providing a Notice of the change in address and/or facsimile number as required under this Section 16.1.

16.1.4         Delivery by Party’s Counsel. Each Party agrees that the attorney for the Party shall have the authority to deliver Notices on the Party’s behalf to each other Party.

16.2         No Recordation.  Neither Purchaser, any Affiliate of Purchaser, nor any Person acting by or on behalf of Purchaser, shall record this Master Purchase and Sale Agreement, or any memorandum or other notice of this Master Purchase and Sale Agreement, in any public records. Purchaser hereby grants a power of attorney to Seller (which power is coupled with an interest and shall be irrevocable) to execute and record on behalf of Purchaser a memorandum or other notice removing this Master Purchase and Sale Agreement or any memorandum or other notice of this Master Purchase and Sale Agreement from the public records, or evidencing the termination of this Master Purchase and Sale Agreement.

16.3         Time is of the Essence.  Time is of the essence of this Master Purchase and Sale Agreement; provided, however, that notwithstanding anything to the contrary in this Master Purchase and Sale Agreement, if the time period for the performance of any covenant or obligation, satisfaction of any condition or delivery of any Notice or item required under this Master Purchase and Sale Agreement shall expire on a day other than a Business Day, such time period shall be extended automatically to the next Business Day.

16.4         Assignment.  Purchaser shall not assign this Master Purchase and Sale Agreement or any interest therein to any Person, without the prior written consent of Seller, which consent shall not be unreasonably withheld.  Notwithstanding the foregoing, Purchaser shall have the right, without the need to obtain the prior consent of Seller, but subject to prior written notice thereof to Seller, to designate any Affiliate or Affiliates as its nominee to receive title to all or any portion of the Property, or assign all of its right, title and interest in this Master Purchase and Sale Agreement or any Individual Purchase and Sale Agreement to any Affiliate of Purchaser by providing written notice to Seller no later than ten (10) days prior to Closing; provided, however, that (a) the Affiliate remains an Affiliate of Purchaser, (b) Purchaser shall not be released until Closing from any of its liabilities and obligations under this Master Purchase and Sale Agreement by reason of such designation or assignment, (c) Purchaser shall indemnify Seller from and against any transfer tax liability, or similar taxes and/or assessments, that Seller may suffer as a result of the foregoing, and (d) such designation or assignment shall not be effective until Purchaser has provided Seller with a fully executed copy of such designation or assignment and assumption instrument, which shall (i) provide that Purchaser and such designee or assignee shall be until Closing (after which time Purchaser shall be released and its designee shall remain liable) jointly and severally liable for all liabilities and obligations of Purchaser under this Master Purchase and Sale Agreement, (ii) provide that Purchaser and its designee or assignee agree to pay any additional transfer tax as a result of such designation or assignment, (iii) include a representation and warranty in favor of Seller that all representations and warranties made by Purchaser in this Master Purchase and Sale Agreement are true and correct with respect to such designee or assignee as of the date of such designation or assignment, and will be true and correct as of the Closing, and (iv) otherwise be in form and substance reasonably satisfactory to Seller.  This Section 16.4 shall survive the initial Closing and all subsequent Closings hereunder, as well as the termination of this Master Purchase and Sale Agreement.

16.5         Successors and Assigns.  This Master Purchase and Sale Agreement shall be binding upon and inure to the benefit of the Parties, and their respective successors and permitted assigns.

16.6         Third Party Beneficiaries.  This Master Purchase and Sale Agreement shall not confer any rights or remedies on any Person other than (i) the Parties and their respective successors and permitted assigns, and (ii) any Indemnitee to the extent the Indemnitee is expressly provided any right of defense or indemnification in this Master Purchase and Sale Agreement.

16.7         GOVERNING LAW.  THIS MASTER PURCHASE AND SALE AGREEMENT SHALL BE GOVERNED BY THE LAWS OF THE COMMONWEALTH OF PENNSYLVANIA, EXCEPT AS SPECIFICALLY APPLIES TO THE REAL PROPERTY RIGHTS OF EACH PROPERTY, WHICH SHALL BE GOVERNED BY THE JURISDICTION IN WHICH SUCH PROPERTY IS SITUATED, WITHOUT GIVING EFFECT TO ANY PRINCIPLES REGARDING CONFLICT OF LAWS.

16.8         Rules of Construction.  The following rules shall apply to the construction and interpretation of this Master Purchase and Sale Agreement:

16.8.1         Singular words shall connote the plural as well as the singular, and plural words shall connote the singular as well as the plural, and the masculine shall include the feminine and the neuter, as the context may require.

16.8.2         All references in this Master Purchase and Sale Agreement to particular articles, sections, subsections or clauses (whether in upper or lower case) are references to articles, sections, subsections or clauses of this Master Purchase and Sale Agreement. All references in this Master Purchase and Sale Agreement to particular exhibits or schedules (whether in upper or lower case) are references to the exhibits and schedules attached to this Master Purchase and Sale Agreement, unless otherwise expressly stated or clearly apparent from the context of such reference.

16.8.3         The headings in this Master Purchase and Sale Agreement are solely for convenience of reference and shall not constitute a part of this Master Purchase and Sale Agreement nor shall they affect its meaning, construction or effect.

16.8.4         Each Party and its counsel have reviewed and revised (or requested revisions of) this Master Purchase and Sale Agreement and have participated in the preparation of this Master Purchase and Sale Agreement, and therefore any rules of construction requiring that ambiguities are to be resolved against the Party which drafted the Agreement or any exhibits attached hereto shall not be applicable in the construction and interpretation of this Master Purchase and Sale Agreement or any exhibits attached hereto.

16.8.5         The terms “hereby,” “hereof,” “hereto,” “herein,” “hereunder” and any similar terms shall refer to this Master Purchase and Sale Agreement, and not solely to the provision in which such term is used.

16.8.6         The terms “include,” “including” and similar terms shall be construed as if followed by the phrase “without limitation.”

16.8.7         The term “sole discretion” with respect to any determination to be made a Party under this Master Purchase and Sale Agreement shall mean the sole and absolute discretion of the Party, without regard to any standard of reasonableness or other standard by which the determination of the Party might be challenged.

16.9         Severability.  If any term or provision of this Master Purchase and Sale Agreement is held to be or rendered invalid or unenforceable at any time in any jurisdiction, such term or provision shall not affect the validity or enforceability of any other terms or provisions of this Master Purchase and Sale Agreement, or the validity or enforceability of such affected term or provision at any other time or in any other jurisdiction.

16.10       JURISDICTION AND VENUE.  ANY LITIGATION OR OTHER COURT PROCEEDING WITH RESPECT TO ANY MATTER ARISING FROM OR IN CONNECTION WITH THIS MASTER PURCHASE AND SALE AGREEMENT SHALL BE CONDUCTED IN THE COURT OF COMMON PLEAS OF THE COMMONWEALTH OF PENNSYLVANIA IN PHILADELPHIA COUNTY OR THE UNITED STATES DISTRICT COURT FOR THE EASTERN DISTRICT OF PENNSYLVANIA, IN THE COMMONWEALTH OF PENNSYLVANIA, AND EACH SELLER (FOR ITSELF AND ALL SELLER INDEMNITEES), AND PURCHASER (FOR ITSELF AND ALL PURCHASER INDEMNITEES), HEREBY SUBMITS TO JURISDICTION AND CONSENT TO VENUE IN SUCH COURTS, AND WAIVE ANY DEFENSE BASED ON FORUM NON CONVENIENS

16.11       WAIVER OF TRIAL BY JURY.  EACH PARTY HEREBY WAIVES ITS RIGHT TO A TRIAL BY JURY IN ANY LITIGATION OR OTHER COURT PROCEEDING WITH RESPECT TO ANY MATTER ARISING FROM OR IN CONNECTION WITH THIS MASTER PURCHASE AND SALE AGREEMENT.

16.12       Prevailing Party.  If any litigation or other court action, arbitration or similar adjudicatory proceeding is commenced by any Party to enforce its rights under this Master Purchase and Sale Agreement against any other Party, all fees, costs and expenses, including, without limitation, reasonable attorneys fees and court costs, incurred by the prevailing Party in such litigation, action, arbitration or proceeding shall be reimbursed by the losing Party; provided, that if a Party to such litigation, action, arbitration or proceeding prevails in part, and loses in part, the court, arbitrator or other adjudicator presiding over such litigation, action, arbitration or proceeding shall award a reimbursement of the fees, costs and expenses incurred by the Party on an equitable basis.  This Section 16.12 shall survive the initial Closing and all subsequent Closings hereunder, as well as the termination of this Master Purchase and Sale Agreement.

16.13       Several (Not Joint and Several) Liability of Seller.  Notwithstanding anything to the contrary in this Master Purchase and Sale Agreement, all liabilities and obligations of Seller under this Master Purchase and Sale Agreement and the Closing Documents shall be several, and not joint and several.

16.14        Exculpation.  Purchaser and Seller acknowledge and agree that Purchaser and Seller shall look solely to the assets of Seller or Purchaser (or Purchaser’s designee, post-Closing), respectively, for the enforcement of any claims against Seller or Purchaser (or Purchaser’s designee), as the case may be, and the officers, directors, partners, members, shareholders, trustees, employees and agents of Seller or Purchaser (or Purchaser’s designee) assume no personal liability for the liabilities and obligations entered into by Seller or Purchaser, respectively, and its individual assets shall not be subject to any claims relating to such liabilities and obligations.

16.15       Incorporation of Recitals, Exhibits and Schedules.  The recitals to this Master Purchase and Sale Agreement, and all exhibits and schedules (as amended, modified and supplemented from time to time pursuant to Section 16.17 hereof) referred to in this Master Purchase and Sale Agreement are incorporated herein by this reference and made a part of this Master Purchase and Sale Agreement. Any matter disclosed in any schedule to this Master Purchase and Sale Agreement shall be deemed to be incorporated in all other schedules to this Master Purchase and Sale Agreement.

16.16       Incorporation of Individual Purchase and Sale Agreements; Cross-Default.  The Parties hereby acknowledge and agree that the Individual Purchase and Sale Agreements referred to in this Master Purchase and Sale Agreement are incorporated in this Master Purchase and Sale Agreement by this reference and made a part of this Master Purchase and Sale Agreement.  Any matter disclosed in the Individual Purchase and Sale Agreement shall be deemed incorporated into this Master Purchase and Sale Agreement.  Without limitation, the Parties acknowledge and agree that any default by either Party under this Master Purchase and Sale Agreement, which default is not cured by the defaulting party within any applicable grace period, shall be deemed a default by such Party under any Individual Purchase and Sale Agreement(s); and, a default by either Party under this Master Purchase and Sale Agreement, which default is not cured by the defaulting party within any applicable grace period, shall, at the option of the non-defaulting party, be deemed a default by the defaulting party under the Other Master Purchase and Sale Agreement.

16.17       Updates of Schedules.  Notwithstanding anything to the contrary in this Master Purchase and Sale Agreement, Seller shall have the right to amend and supplement any schedule, or provide new schedules, to this Master Purchase and Sale Agreement from time to time without Purchaser’s consent if such schedule needs to be amended, supplemented or provided to maintain the truth or accuracy of the applicable representation or warranty or the information disclosed therein, including, without limitation, Schedule 3.3.5 attached hereto (provided, however, that the aggregate Purchase Price and the aggregate Deposit shall not change as a result thereof), (ii) Seller did not have Knowledge as of the Effective Date of the matter being disclosed in such amendment, supplement, or new schedule, or (iii) Seller has paid any amount listed thereon.  If Seller make any amendment or supplement to the schedules, or provide a new schedule, after the expiration of the Due Diligence Period (a “Post Due Diligence Disclosure”), then (A) the Post Due Diligence Disclosure shall constitute a Purchaser Closing Condition Failure if, and only if, the corresponding representation or warranty to which the Post Due Diligence Disclosure relates would be untrue or incorrect in the absence of the Post Due Diligence Disclosure and would result in a material adverse effect on the conduct of the Business upon the Closing, and (B) if Purchaser proceeds to Closing notwithstanding the Post Due Diligence Disclosure, the corresponding representation or warranty to which the Post Due Diligence Disclosure relates shall be deemed qualified by the Post Due Diligence Disclosure for the purposes of limiting the defense and indemnification obligations of Seller under this Master Purchase and Sale Agreement.  Without limitation of the foregoing, the parties acknowledge and agree that the ratio between the Existing Financing and the Cash Consideration may change, and Schedule 3.3.5 attached hereto may be amended to reflect such change, so long as any changes does not affect the aggregate Purchase Price described in this Master Purchase and Sale Agreement.

16.18       Entire Agreement.  This Master Purchase and Sale Agreement and the Individual Purchase and Sale Agreements set forth the entire understanding and agreement of the Parties hereto, and supersede all other agreements and understandings (written or oral) among the Parties with respect to the subject mater hereof and thereof.

16.19       Conflicts.  In the event of any conflict between the terms and condition of this Master Purchase and Sale Agreement and the terms and conditions of an Individual Purchase and Sale Agreement, to the extent of any such conflict, the terms and conditions of this Master Purchase and Sale Agreement shall be deemed controlling.

16.20       Amendments, Waivers and Termination of Agreement.  Except as set forth in Section 16.17 hereof, no amendment or modification to any terms or provisions of this Master Purchase and Sale Agreement, waiver of any covenant, obligation, breach or default under this Master Purchase and Sale Agreement or termination of this Master Purchase and Sale Agreement (other than as expressly provided in this Master Purchase and Sale Agreement), shall be valid unless in writing and executed and delivered by each of the Parties.

16.21       Not an Offer.  The delivery by Seller of this Master Purchase and Sale Agreement executed by Seller shall not constitute an offer to sell the Property, and Seller shall have no obligation to sell the Property to Purchaser, unless and until all Parties have executed and delivered this Master Purchase and Sale Agreement to all other Parties.

16.22       Execution of Agreement.  A Party may deliver executed signature pages to this Master Purchase and Sale Agreement by facsimile transmission to any other Party, which facsimile copy shall be deemed to be an original executed signature page. This Master Purchase and Sale Agreement may be executed in any number of counterparts, each of which shall be deemed an original and all of which counterparts together shall constitute one agreement with the same effect as if the Parties had signed the same signature page.

16.23       1031 Exchange.  Supplementing any assignment provisions contained herein, Seller shall be permitted to assign its rights and obligations under this Agreement to, and to close Escrow through, a qualified intermediary for the purpose of effectuating a tax-deferred exchange under Section 1031 of the Internal Revenue Code, and Buyer agrees to execute all customary escrow instructions and other documents reasonably requested by an exchanging party and otherwise reasonably cooperate in Seller’s effort by an exchanging party to effect a tax-deferred exchange, so long as such assignment, cooperation and attempted exchange shall not (a) in any way delay or accelerate the Closing Date, (b) relieve Seller of the timely adherence to or performance of each and every duty, obligation and liability of Seller contained in or arising out of this Agreement, or (c) require Buyer to assume any debt or other obligations, incur any out-of-pocket expenses, or take title to any other property.  The Close of Escrow under this Agreement is not conditioned upon the completion of a tax-deferred exchange by Seller, and neither Buyer, nor Buyer’s counsel shall be, in any way, responsible or liable for the actual tax consequences of any tax-deferred exchange attempted by Seller.

[remainder of page intentionally left blank; signatures on following page]

IN WITNESS WHEREOF, each Party has caused this Master Purchase and Sale Agreement to be executed and delivered in its name by a duly authorized officer or representative.

SELLER:

LTD ASSOCIATES TWO, LLC, Virginia limited liability company

By:	/s/ Ashish R. Parikh
Name:	Ashish R. Parikh
Title:	Manager

LTD ASSOCIATES ONE, LLC, a Virginia limited liability company

By:	/s/ Ashish R. Parikh
Name:	Ashish R. Parikh
Title:	Manager

HHLP DARTMOUTH TWO ASSOCIATES, LLC, a Massachusetts limited liability company

By:	44 DARTMOUTH TWO, LLC, Managing Member

	By:	/s/ Ashish R. Parikh
	Name:	Ashish R. Parikh
	Title:	Manager

HHLP CHARLOTTE ASSOCIATES, LLC, a North Carolina limited liability company

By:	/s/ Ashish R. Parikh
Name:	Ashish R. Parikh
Title:	Manager

994 ASSOCIATES, a Pennsylvania Limited Partnership

By:	HHLLC – CARLISLE, its General Partner

	By:	/s/ Ashish R. Parikh
	Name:	Ashish R. Parikh
	Title:	Manager

3544 ASSOCIATES, a Pennsylvania Limited Partnership

By:	HERSHA HOSPITALITY LIMITED LIABILITY COMPANY – DANVILLE, its General Partner

	By:	/s/ Ashish R. Parikh
	Name:	Ashish R. Parikh
	Title:	Manager

2144 ASSOCIATES – SELLINSGROVE, a Pennsylvania Limited Partnership

By:	HHLLC – SELLINSGROVE, its General Partner

	By:	/s/ Ashish R. Parikh
	Name:	Ashish R. Parikh
	Title:	Manager

HHLP MALVERN ASSOCIATES, LP, a Pennsylvania Limited Partnership

By:	HHLP MALVERN, INC., its Sole General Partner

	By:	/s/ Ashish R. Parikh
	Name:	Ashish R. Parikh
	Title:	Manager

HHLP SCRANTON ASSOCIATES, LLC, a Pennsylvania limited liability company

By:	/s/ Ashish R. Parikh
Name:	Ashish R. Parikh
Title:	Manager

44 EDISON ASSOCIATES, LLC, a New Jersey limited liability company

By:	/s/ Ashish R. Parikh
Name:	Ashish R. Parikh
Title:	Manager

HHLP BETHLEHEM ASSOCIATES, LP, a Pennsylvania Limited Partnership

By:	HHLP BETHLEHEM, LLC, a Pennsylvania limited liability company., its Sole General Partner

	By:	/s/ Ashish R. Parikh
	Name:	Ashish R. Parikh
	Title:	Manager

44 LAUREL ASSOCIATES, LLC, a Maryland limited liability company

By:	/s/ Ashish R. Parikh
Name:	Ashish R. Parikh
Title:	Manager

PURCHASER:

SOF-VIII U.S. HOTEL CO-INVEST HOLDINGS, L.P., a Delaware limited partnership

By:	SOF-VIII U.S. Hotel Co-Invest Holdings GP, L.L.C., a Delaware limited liability company

	By:	/s/ Suril R. Shah
	Name:	Suril R. Shah
	Title:	Vice President

JOINDER OF ESCROW AGENT

For good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged by the parties, and intending to be legally bound hereby, Royal Abstract Corp. of New Jersey, a New Jersey corporation (the “Escrow Agent”) hereby joins in this Master Purchase and Sale Agreement solely to acknowledge it agreement to be bound by the terms and conditions set forth at Section 3.2, Section 4.2 and Section 4.3 hereof.

AGREED AND ACCEPTED THIS 15th DAY OF AUGUST, 2011

ROYAL ABSTRACT CORP. OF NEW JERSEY

By:	/s/ Mary Gleason
Name:	Mary Gleason
Title:	Executive Vice President

JOINDER OF HERSHA HOSPITALITY TRUST

For good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged by the parties, and intending to be legally bound hereby, HERSHA HOSPITALITY TRUST, a Maryland Real Estate Investment Trust (“Hersha”), hereby joins in this Master Purchase and Sale Agreement solely to acknowledge it agreement to be bound by the terms and conditions set forth at Section 15.2 hereof.

AGREED AND ACCEPTED THIS 15th DAY OF AUGUST, 2011

HERSHA HOSPITALITY TRUST

By:	/s/ Ashish R. Parikh
Name:	Ashish R. Parikh
Title:	Chief Financial Officer

EXHIBIT A

SELLER HOTELS

	Property	City	State	Owner

1.	Residence Inn	Williamsburg	VA	LTD Associates Two, LLC

2.	Springhill Suites	Williamsburg	VA	LTD Associates One, LLC

3.	Residence Inn	North Dartmouth	MA	HHLP Dartmouth Two Associates, LLC

4.	Summerfield Suites	Charlotte	NC	HHLP Charlotte Associates, LLC

5.	Hampton Inn	Carlisle	PA	994 Associates

6.	Hampton Inn	Danville	PA	3544 Associates

7.	Hampton Inn	Selinsgrove	PA	2144 Associates – Sellinsgrove

8.	Holiday Inn Express	Malvern	PA	HHLP Malvern Associates, LP

9.	Courtyard by Marriott	Scranton	PA	HHLP Scranton Associates, LLC

10.	Hilton Garden Inn	Edison	NJ	44 Edison Associates, LLC

11.	Fairfield Inn	Bethlehem	PA	HHLP Bethlehem Associates, LP

12.	Fairfield Inn	Laurel	MD	44 Laurel Associates, LLC

A-1